GEO PETROLEUM, INC.
                                18281 Lemon Drive
                          Yorba Linda, California 92886






July __, 2001




To Our Stockholders:

         You are cordially invited to attend the Annual Meeting of Stockholders of GeoPetroleum, Inc., a California corporation ("Company"), which will be held at 10:30 a.m., Pacific Standard Time, on August 29, 2001, at the Balboa Bay Club, 1221 W. Pacific Coast Highway, Newport Beach, California 92660("Annual Meeting"). All holders of the Company's outstanding common stock as of July 24, 2001, are entitled to vote at the Annual Meeting.

         Enclosed is a copy of the Notice of Annual Meeting of Stockholders, Proxy Statement, and Proxy. A current report regarding the business operations of the Company will be presented at the Annual Meeting and stockholders will have an opportunity to ask questions.

         We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, it is important you complete, sign, date, and return the proxy in the enclosed envelope in order to make certain that your shares will be represented at the Annual Meeting.


                               Sincerely,


                               Dennis Timpe
                               Chairman of the Board and Chief Executive Officer

                               GEO PETROLEUM, INC.
                                18281 Lemon Drive
                          Yorba Linda, California 92886

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held August 29, 2001

         NOTICE IS HEREBY given that the Annual Meeting of Stockholders of Geo Petroleum, Inc., a California corporation ("Company"), which will be held at 10:30 a.m., Pacific Standard Time, on August 29, 2001, at the Balboa Bay Club, 1221 W. Pacific Coast Highway, Newport Beach, California 92660 ("Annual Meeting") for the following purposes:

1.     To elect four (4) members to the Board of Directors of the Company;

2. To approve and adopt the Company's Stock Option Plan and the inssurance of options to Dennis Timpe;

3. To approve, adopt and ratify the actions taken by the Company's officers and directors during the last fiscal year;

4. To approve the selection of Kelly & Company to audit the financial statements of the Company for the fiscal year ended December 31, 2000;

5. To approve the selection of Kelly & Company to audit the financial statements of the Company for the fiscal year beginning January 1, 2001; and

6. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

       The Board of Directors has fixed the close of business on July 24, 2001, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and all adjourned meetings thereof.

                              By Order of the Board of Directors

Dated: July ___, 2001         Dennis Timpe,
                              Chairman of the Board and Chief Executive Officer

Please fill in, date, sign and return the enclosed proxy in the return envelope furnished for that purpose as promptly as possible, whether or not you plan to attend the annual meeting. If you later desire to revoke your proxy for any reason, you may do so in the manner described in the attached proxy statement.

                               GEO PETROLEUM, INC.
                                18281 Lemon Drive
                          Yorba Linda, California 92886

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held August 29, 2001
                                VOTING AND PROXY

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of GeoPetroleum, Inc., a California corporation ("Company"), for use at the annual meeting of stockholders of the Company to be held at 10:30 a.m. Pacific Standard Time on August 29, 2001, at the Balboa Bay Club, 1221 W. Pacific Coast Highway, Newport Beach, California 92660 ("Annual Meeting"), and at any adjournments thereof. When a Proxy is properly executed and returned, the shares of the Company's $.001 par value common stock that such Proxy represents will be voted in accordance with any directions specified therein. If no specification is indicated, those shares will be voted "FOR" (i) the election as directors of the Company of the four (4) nominees named herein; (ii) approval and adoption of the Company's Stock Option Plan; (iii) approval, adoption and ratification of the actions taken by the Company's officers and directors during the most recent fiscal year; (iv) approval and ratification of the selection and appointment of Kelly & Company as independent certified public accountants of the Company to audit the financial statements of the Company for the fiscal year ended December 31, 2000; (v) approval and ratification of the selection and appointment of Kelly & Company as independent certified public accountants of the Company to audit the financial statements of the Company for the fiscal year beginning January 1, 2001; and
(vi) to transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof. We have not held a meeting of our shareholders since 1997 and urge all shareholders to participate in this meeting, either in person or by Proxy.

Any stockholder giving a Proxy has the power to revoke that Proxy at any time before that Proxy is voted by (i) giving to the Secretary of the Company written notice of such revocation, (ii) issuance of a subsequent Proxy, or (iii) voting in person at the Annual Meeting.

At the close of business on July 24, 2001, the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting, the Company had issued and outstanding ____________ shares of its no par par value common stock ("Common Stock"). Each share of Common Stock entitles the holder of record thereof to one vote on any matter coming before the Annual Meeting. Only stockholders of record at the close of business on July 24, 2001, are entitled to notice of and to vote at the Annual Meeting or at any adjournments thereof.

The Company will pay the expenses of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the proxy solicitation materials. Proxies may be solicited personally, or by mail or by telephone, by directors, officers and regular employees of the Company who will not be additionally compensated therefor. It is anticipated that this Proxy Statement and accompanying Proxy will be mailed to all stockholders entitled to vote at the Annual Meeting on or about August 7, 2001.

The matters to be considered and acted upon at the Annual Meeting are referred to in the preceding notice and are specified more completely below.

ELECTION OF DIRECTORS
(Proposal 1)

Directors of the Company are elected annually and hold office until the next annual meeting of stockholders of the Company or until their respective successors are elected and qualified. It is intended that the Proxies solicited by the Board of Directors of the Company will be voted for election of the four
(4) nominees specified below, unless a contrary instruction is made on the Proxy. If, for any reason, one or more of these nominees should be unavailable as a candidate for director of the Company, an event which is not anticipated, the persons specified in the accompanying Proxy will vote for another candidate or candidates nominated by the Board of Directors. To be elected to the Board of Directors of the Company, a nominee must receive the affirmative vote of the holders of a majority of the total issued and outstanding Common Stock. Cumulative voting for nominees is not permitted.

Three of the four nominees for director are currently directors of the Company.

The following table sets forth information, as of the record date, with respect to the beneficial ownership of our Common Stock by: (i) each stockholder known to us to be the beneficial owner of more than 5% of our Common Stock; (ii) each director and director nominee; (iii) each of the Chief Executive Officer and any executive officer that received $100,000 or more in compensation during the fiscal year. This table takes into account the additional 1,096,326 shares we were obligated to issue to our creditors pursuant to our Plan of Reorganization.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("Commission") and generally includes voting or investment power with respect to securities. In accordance with Commission rules, shares of Common Stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of this Proxy

Statement are deemed beneficially owned by the optionees. The Stock Option Plan pursuant to which Mr. Timpe's options were granted has not yet been approved by the shareholders, and is the subject of one shareholder vote at the annual meeting.


                                                     Amount and
                                                     Nature of
Title of         Name and Address of                 Beneficial      Percent of
Class            Beneficial Owner                    Ownership          Class
-------------    ------------------------------   --------------     -----------

                 Ansbacher, Ltd. (1)                  3,395,725        20.1%
                 36568 Mojave Sage Street
Common Stock     Palm Desert, California 92211

                 Lori Timpe-Long(2)                   40,000            0.2%
                 18281 Lemon Drive
Common Stock     Yorba Linda, California 92886

                 Christian Dillon                     100,000           0.6%
                 18281 Lemon Drive
Common Stock     Yorba Linda, California 92886

                 Dennis Timpe (2)(3)                  1,232,600         7.3%
                 18281 Lemon Drive
Common Stock     Yorba Linda, California 92886

                 Greg Tolleson                        90,000            0.5%
                 18281 Lemon Drive
Common Stock     Yorba Linda, California 92886
--------------

(1) In December 1999, Mr. Raydon resigned as an officer and director of the Company. In November and December 1999, most of Mr. Raydon's shares were transferred to Ansbacher, Ltd.
(2) In addition to the shares specified on the table above which Mr. Timpe beneficially owns, Mr. Timpe has options to purchase an additional 4,000,000 shares of our common stock; provided, however, that the stock option plan under which those options were issued has not yet been approved by our shareholders. Moreover, Mr. Timpe holds a proxy to vote 3,395,725 of Ansbacher Ltd.'s shares; 2,000 of Mr. Raydon's shares; 8,006 shares held jointly in the name of Mr. Raydon and his spouse; and 2,938 shares held in the name of Mr. Raydon's spouse. Mr. Timpe therefore currently has the power to vote 4,641,269 shares, or 27.52% of the issued and outstanding voting shares. The proxy grants Mr. Timpe and his nominees the right to vote all shares subject to such proxy on all matters for a period of two years expiring on December 20, 2001.
(3) Does not include options to purchase 4 million shares at $.56 per share, which are fully vested; however, the stock option plan under which such options were granted has not yet been approved by our shareholders. If such options were exercisable immediately, Mr. Timpe's beneficial ownership of our common stock would be 5,232,600 shares (25.1%) and he would control the voting power of 41.42% of our common stock .

Executive Compensation. Any compensation received by officers and management personnel of the Company will be determined from time to time by the Board of Directors of the Company (specifically the Compensation Committee). Officers, directors and management personnel of the Company will be reimbursed for any out-of-pocket expenses incurred on behalf of the Company.

Long Term Incentive Plans.

Other than the Stock Option Plan which is the subject of a shareholder vote, the Company has no long-term incentive plans.

Compensation of Directors.

Directors are currently entitled to receive an annual issuance of 1,000 shares of common shares as compensation; however, to date such shares have not been issued. Directors do not receive reimbursement for their out of pocket costs in attending board meetings.

Employment Contracts and Termination of Employment, and Change-In Control Arrangements.

Except for the stock option plan which has not yet been approved by our shareholders, we have no benefit plans and no employment agreements, other than at will agreements, with any of our employees.

In 1996, the Board authorized the Company to enter into employment contracts for periods of five years with each of Mr. Gerald T. Raydon, Mrs. Alyda Raydon and Mr. Eric J. Raydon. Such agreements were executed in August 1997 and provided for annual compensation of $120,000, $39,000 and $52,000, respectively, all subject to escalation on an annual basis as approved by the Board. The agreements did not contain provisions restricting a change of control in the Company. As a consequence of our Plan of Reorganization, all such contracts were terminated without payment of accrued but unpaid portions of salaries in December 1999, other than an allowance to each of Mr. and Mrs. Raydon of $4,300 as priority wage claims. During the pendancy of the bankruptcy proceedings Mr. Raydon received $5,000 per month and Mrs. Raydon received $3,250 per month.


Summary Compensation Table. The table set forth below summarizes the annual and long-term compensation for services in all capacities to the Company payable to the Chief Executive Officer of the Company and the other executive officers of the Company whose total annual salary and bonus is anticipated to exceed $50,000 during the calendar year ending December 31, 2001.

Summary Compensation Table

                                                                 Long-Term Compensation
                                                                 ------------------------------------------------
                             Annual Compensation                 Awards                   Payouts
                             ----------------------------------  -----------------------  -----------------------
                             ----------------  ------- --------
Name and                     Year   Salary     Bonus   Other     Restrict Securities      LTIP     All Other
                                                       Annual    Stock    Underlying      Payouts  Compensation
                                                       Comp.     Awards   Options/SARs
Principal Position                  ($)        ($)     ($)       ($)      (#)             ($)      ($)
---------------------------  ------ ---------  ------- --------  -------- --------------  -------- --------------
Dennis Timpe, CEO.........   1999   0
Dennis Timpe, CEO            2000   0                                     400,000(2)               (1)

(1) Under its Plan of Reorganization as confirmed by the Bankruptcy Court, the Company was authorized to issue 4.5 million shares of its common stock for an aggregate consideration of $500,000 to TD & Associates, a company owned by Timpe. In January 2000, the Company issued such stock; the ultimate recipients of such stock were various persons (see "Recent Sales of Unregistered Securities"). Mr. Timpe received 1.5 million shares of the Company's common stock from TD & Associates as compensation for his services to TD & Associates. The compensation received by Mr. Timpe by reason thereof, if the price paid by other issuees is regarded as the purchase price, is between 20(cent) and 15(cent) per share or an aggregate between $225,000 and $300,000. If the closing price of the common stock in the over-the-counter market is employed as the value of the shares issued (47(cent) per share), the compensation is $705,000. In addition, TD & Associates received $50,000 more than the proceeds to the Company from such share issuance. All of such persons, save Ansbacher Ltd. and Mr. Timpe , paid 20(cent) per share. Ansbacher Ltd. paid 15(cent) per share for 1 million shares, an aggregate of $150,000. The aggregate price paid by all purchaserswas $550,000, of which the Company received $500,000. To the extent that the purchase price is less than that paid by others or the market price, the difference may be regarded as compensation. On December 21, 1999, the issuance date, the closing price of the common stock was $0.47 per share.

(2) In December 1999, the Board authorized the issuance to Mr. Timpe of an option to purchase four million shares of common stock at a a price of 56(cent) per share. No issuance was effected at such time and in October 2000, the Board adopted, subject to ratification by the shareholders, a Stock Option Plan. Pursuant to such plan, the Option Committee, consisting of all members of the Board with Mr. Timpe not acting, issued to Mr. Timpe an option to purchase four million shares of the common stock at a price of "56 cents per share," payable in cash, notes or services, or any combination of the foregoing. The term of such options expires on September 30, 2005. The options are fully vested and may be exercised at any time during their term. Issuance of the options is subject to ratification by the shareholders of the Company's stock option plan at its 2001 annual meeting. (2) Except for the Company's stock option plan specified above, the Company has no option or other incentive compensation plans.

Option/SAR Grants In Last Fiscal Year

                                                    Number of       Percent of        Exercise     Expiratio
                                                    Securities      Total             or           Date
                                                    Underlying      Options/SARs      Base Price
                                                    Options/SARs    Granted to        ($/share)
                                                    Granted         Employees in
Name                                                (#)             2000
                                                    --------------- ------------- --- ----------- ----------

Dennis Timpe1.....................................  4,000,000       100            %    0.56        9/30/05


1Subject to ratification by the shareholders of the Company's Option Plan. The Company intends to seek such ratification at its next shareholders' meeting. See footnote (2) above.


Aggregated Option/SAR Exercises In Last Fiscal Year And Fiscal Year-End Option/SAR Values

                                            Shares Acquired    Value          No. of  Unexercised  Value of
                                            on Exercise        realized       Securities           Unexercised
                                                               ($)            Underlying  Options  In-the-Money
                                                                              SARs                 Options/SARs  ******check Richard
                                                                              at FY-End            at FY-End
Name                                                                          (#)                  ($)
----
                                           ----------------  -------------- -------------------- ----------------
                                                                            (Exerciseable/Unexerciseable)

Dennis Timpe....................                        0                    4,000,000  (1 footnote)      0

1 See footnote 2 above.

Except for the stock options issued to Dennis Timpe, none of our officers received compensation, including salary and bonus, in excess of $100,000 during either of the two preceding years. The following tables contain information concerning our Chief Executive Officer and any other executive officer whose aggregate cash compensation exceeds $100,000 per year

Nominees for Directors

       Dennis Timpe. Mr. Timpe joined the Company in December 1999, pursuant to our Plan of Reorganization, and is presently a director of the Company. Mr. Timpe is the founder of TD & Associates and has been its chief executive officer since 1986. TD & Associates provides services to companies engaged in the exploration and development of oil and gas. Mr. Timpe and certain companies with which he was or is affiliated have been the subject of administrative orders issued by the securities administrators of the States of Pennsylvania, Indiana, Montana and Wisconsin, the effect of which is to require Mr. Timpe and such companies to refrain from selling securities or acting as a broker in such states unless appropriate registration or qualification is in effect. In addition, an order was entered against Mr. Timpe, among others, by the Indiana Securities Commissioner on May 6, 1999 prohibiting Mr. Timpe from transacting business in Indiana as a broker-dealer or agent for the offer or sale of securities, and imposing a civil penalty. A preliminary injunction is currently in force against Mr. Timpe in the Commonwealth Court of Pennsylvania restraining him from violating an order issued by the Pennsylvania Securities Commission on October 15, 1990; however, Mr. Timpe believes that he will settle all outstanding issues with the Pennsylvania Securities Commission this year. Mr. Timpe is the father of Lori Timpe-Long, the Secretary--Treasurer of the Company who was appointed to such office pursuant to our Plan of Reorganization.

       Lori Timpe-Long. Mrs. Long has been the Treasurer of TD & Associates since 1986 and is presently a director of the Company. Mrs. Long has a Bachelor of Arts degree from California State University, Long Beach and a Master of Arts degree in Psychology from California Graduate Institute. Mrs. Long was appointed as the Secretary and confirmed as the Treasurer of the Company pursuant to our Plan of Reorganization.

       Christian M. Dillon. Mr. Dillon is presently a director of the Company. He is an attorney in private practice and acts as counsel to the Company and to TD & Associates. Mr. Dillon received his J.D. degree from Western State University, College of Law in 1979; he is a member of the State Bar of California and is admitted to practice in various federal courts.

           Greg S. Tolleson is not presently a director of the Company. He is a Certified Public Accountant with over 22 years' experience in public accounting, including eleven years with the firm Deloitte & Touche. He is currently a partner in the Orange County accounting firm of Tolleson & Associates, LLP. During his tenure with Deloitte & Touche, he served a variety of clients and was designated by the firm as a specialist in the areas of oil and gas operations, partnerships and joint ventures, closely-held corporations, real estate and oil and gas syndications, and international income tax matters. He was the lead specialist in Southern California in income taxation of oil and gas operations. He was also responsible for leading the international tax practice in the Orange County office of Deloitte & Touche.

           Approximately one-third of Mr. Tolleson's current practice concerns independent oil and gas companies. He is a member of the American Institute of Certified Public Accountants, the California Society of Certified Public Accountants, the California Independent Petroleum Association (where he was formerly co-chairman of the Tax and Accounting Practices Committee), and the Council of Petroleum Services.

Board of Directors Meetings During Last Fiscal Year

The Board of Directors during the last fiscal year consisted of Mr. Timpe, Mrs. Timpe-Long and Mr. Dillon. Some corporate action was taken by written consent in lieu of holding Board of Directors' meetings. The Company does not currently have standing audit, nominating and compensation committes of the Board of Directors, or committees peforming similar functions. The Company contemplates that the directors elected at the Annual Meeting will form a Compensation Committee consisting of two directors, at least one of whom shall be an independent director, and shall make recommendations concerning salaries and incentive compensation for employees (including officers and management personnel) of the Company. The Company also contemplates the formation of an Audit Committee consisting of two (2) directors, at least one of whom shall be an independent director, which shall review the results and scope of the audits and other services provided by the Company's independent auditors.

All directors of the Company hold office until the next annual meeting of stockholders of the Company and the election and qualification of their successors. Officers of the Company are appointed annually by, and serve at the discretion of, the Board of Directors.

APPROVAL OF STOCK OPTION PLAN AND GRANT OF OPTIONS TO DENNIS TIMPE
(Proposal 2)

Management of the Company believes that it is in the best interests of the Company to reserve certain authorized shares of Common Stock pursuant to the terms and subject to the conditions specified in the Company's Stock Option Plan, which was approved and adopted by the Company's Board of Directors on or about October 26, 2000, and which is attached hereto as Appendix A-1. The stock options so specified are intended to serve as an incentive to, and to encourage stock ownership by, certain directors, officers, employees and certain persons rendering service to the Company so that they may acquire or increase their proprietary interest in the success of the Company, and to encourage them to remain in the Company's service. All of the options authorized have been granted to Dennis Timpe, our chief executive officer and a director. His Incentive Stock Option Agreement is attached hereto as Appendix A-2.

Approval of the proposal to approve and adopt the Company's Stock Option Plan and grant of options to Dennis Timpe requires the affirmative vote of the holders of a majority of the total issued and outstanding Common Stock.


RATIFICATION OF ACTIONS BY OFFICERS AND DIRECTORS
DURING THE COMPANY'S LAST FISCAL YEAR
(Proposal 3)

Management of the Company will report to the Company's shareholders regarding the actions taken by the Company's officers and sole director during the last fiscal year, including, but not limited to, material contracts entered into by the Company.

Management of the Company believes that these actions taken by the Company's officers and sole director and the material contracts entered into by the Company have been in the best interests of the Company and its shareholders, and, therefore, will request that holders of the issued and outstanding Common Stock vote to approve, consent to, adopt and ratify each of those actions and material contracts.

Approval of the proposal to approve, adopt and ratify the actions taken by the Company's officers and sole director during the Company's most recent fiscal year requires the affirmative vote of the holders of a majority of the issued and outstanding Common Stock.

INDEPENDENT AUDITORS - KELLY & COMPANY
 (Proposal 4)


Management of the Company selected the certified public accounting firm of Kelly & Company to audit and comment on the Company's financial statements for the Company's fiscal year ended December 31, 2000, and to conduct whatever audit functions were deemed necessary pursuant thereto. On January 18, 2000, we engaged Kelly & Company to replace Ernst & Young, LLP, who declined to stand for reelection as our independent accountants on November 11, 1999. Such firm did not issue an opinion on our 1998 financial statements. Our Board of Directors approved the change in our independent accountant.

The independent auditor's report of Ernst & Young, LLP for our financial statements for the year ended December 31, 1997 contained a going concern qualification but otherwise did not contain an adverse opinion or a disclaimer of opinion, and was not modified as to uncertainty, audit scope, or accounting principles. The report of Kelly & Company contains a similar going concern qualification.

During our two most recent fiscal years and through the date of the resignation of Ernst & Young, LLP, We did not have any disagreements with Ernst & Young, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Approval of Kelly & Company to audit the financial statements of the Company for the fiscal year ending December 31, 2000, requires the affirmative vote of the holders of a majority of the issued and outstanding Common Stock.

INDEPENDENT AUDITORS - KELLY & COMPANY

(Proposal 5)

Management of the Company has selected the certified public accounting firm of Kelly & Company to audit and comment on the Company's financial statements for the Company's fiscal year commencing January 1, 2001, and conduct whatever audit functions are deemed necessary pursuant thereto. It is anticipated that a representative of Kelly & Company will be present at the Annual Meeting and will be given the opportunity to make a statement, if desired, and to respond to appropriate questions, if any, concerning the Company's engagement of that accounting firm.

Approval of the proposal to approve the selection of Kelly & Company to audit the financial statements of the Company for the fiscal year beginning January 1, 2001, requires the affirmative vote of the holders of a majority of the total issued and outstanding Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


In 1998, we filed a voluntary petition for Reorganization under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court, Central District of California, Santa Barbara Division (No. ND 98-15477-RR). In December 1999, our Third Amended Plan of Reorganization was confirmed by the Court.

Until December 1999, Capitan Resources, Inc. owned an undivided 25% interest in the waste disposal facilities owned and operated by us at our Oxnard properties. Gerald T. Raydon and his family own all of the stock of Capitan Resources, Inc. As part of our Reorganization, we acquired all of the interests of Capitan Resources in the jointly owned properties and terminated the agreement pursuant to which Capitan operated such properties. Relations between the Company and Capitan Resources were governed by an agreement, which provides for a proportionate sharing of costs and revenues.

During 1996, affiliates of Drake Investment Securities, Inc. invested $50,000 in Capitan in exchange for an undivided 25% share of profits in the disposal of solid wastes by Capitan. This interest was subsequently acquired by the Company.

Capitan Resources, Inc. was the purchaser of natural gas from our Bandini-East Los Angeles properties, which were sold during 1998. Capitan purchased the natural gas under a contract dated June 30, 1991, which provides for a payment to Capitan of 30% of gross sales in exchange for advancing capital and other costs of gas processing and transportation. Capitan then resold the natural gas to other purchasers. This contract was terminated as part of our reorganization.

From time to time there were outstanding balances and credits between Capitan and us pursuant to the agreements above mentioned. Credits and balances were outstanding from time to time with respect to the Bandini-East Los Angeles properties and Vaca properties; during the two years ended December 1999, the largest balance receivable from Capitan was approximately $1 million and on December 31, 1999, the receivable balance was $0 as a consequence of our Plan of Reorganization which provided for the release of all claims of Capitan against us and all of our claims against Capitan in exchange for the conveyance to us of Capitan's interest in the waste disposal project and termination of its operating contract.

The Harriman affiliated group currently owns approximately 365,576 shares or 2.27% of our outstanding common stock. In 1992, members of the group provided collateral to a bank for a loan to us in the principal amount of $1,200,000 ($650,000 as of June 30, 1997). The group received 273,669 shares of our common stock as partial consideration for providing such collateral. The loan was extended to January 15, 1998 on the condition that it be reduced by one-half, which we did by making a $750,000 payment in December, 1996. We paid the Harriman group 51,010 shares of the common stock in

1996 as consideration for retaining the use of their collateral for the loan through the period of extension. In 1998, a further extension was granted in exchange for an additional 25,000 shares of common stock. The indebtedness was discharged in our reorganization and the Harriman affiliated group received $664,990 in allowed claims as a creditor.

In 1998, Drake Energy Company, an affiliate of Drake Securities Corporation, loaned us $16,500 and purchased 33,000 shares of common stock for $16,500. The note was discharged in the bankruptcy and Drake Energy received an allowed unsecured claim for $16,500.

Under our Plan of Reorganization, which was confirmed on December 15, 1999, the following transactions, among others, occurred:
       1. TD & Associates, a company owned by Mr. Dennis Timpe received 1,500,000 shares of our common stockout of our sale of4,500,000 common shares in exchange for $550,000, of which TD & Associates retained $50,000. Those shares were thereafter transferred to Mr. Timpe as compensation for services which he provided to TD & Associates.
       2. Capitan Resources, Inc., a company owned by Mr. G. T. Raydon, relinquished all of its rights under agreements with us by which Capitan operated certain of our properties, acted as natural gas reseller for us, and released any claims it may have had against us. We released Capitan and Mr. Raydon from any claims we may have had against either. We asserted claims of approximately $1 million against Capitan.
       3. Mr. Raydon released claims for 1,390,000 shares of our common stock as replacement for shares owned by him lost through sale by a third party, which were provided by Mr. Raydon as collateral for an indirect loan to us.
       4. Mr. Raydon released certain collateral and claims secured thereby on certain of our properties.
       5. The Harriman affiliated group released its claims against us, including that for repayment of $652,000, in exchange for the payment of $25,000, a two year installment ($2,487.50 monthly) note bearing 8% interest, principal amount of $55,000, and a general unsecured claim of $584,990 for which they have received 210,595 shares of common stock and will receive a maximum of 497,978 additional shares.
       6. Unsecured notes in the amount of $185,000 held by Mr. And Mrs. Raydon are to be discharged and various liens of the Raydons on our properties were released.
       7. Advances in the amounts of $33,000 from Mr. Eric Raydon, son of Mr. And Mrs. G. T. Raydon and a former employee of Geo, were discharged in exchange for an allowed claim of $33,919 for which he received shares of the Common Stock on the same basis as other creditors of his class.

As a condition to investing in our common stock, Mr. Timpe required that Mr. G.
T. Raydon grant Mr. Timpe a proxy covering all of the shares owned of record by Mr. Raydon. Such proxy was granted in December 1999, and permits Mr. Timpe and his nominees to vote the shares subject thereto for a period ending December 20, 2001. During December 1999, our Board of Directors authorized the grant of options to purchase 4 million shares of our common stock to Mr. Timpe, such options being exercisable at $.56 per share and expiring on September 30, 2005. The options are exercisable in whole or in part at any time and are fully vested. In October 2000, the Company adopted a stock option plan, subject to shareholder ratification, and granted such options to Mr. Timpe.

In 2000, TD & Associates, a company owned by Dennis Timpe, entered into an agreement with Geo Petroleum, Inc. pursuant to which the former agreed to loan to the latter a maximum of $100,000 on an unsecured essentially demand basis at an interest rate which is two percentage points over prime. At December 31, 2000, approximately $85,000 principal and interest of $1,471 had accrued.

OTHER MATTERS

The Board of Directors of the Company knows of no other matters to be brought before the Annual Meeting. If, however, other matters should come before the Annual Meeting, it is the intention of each person specified in the Proxy to vote such Proxy in accordance with his or her judgment on such matters.

ANNUAL REPORT ON FORM 10-KSB

A copy of the Company's Annual Report on Form 10-KSB filed with the Commission on April 13, 2001, is available without charge to stockholders and may be obtained by writing to the Company at 18281 Lemon Drive, Yorba Linda, California 92886, Attention: Information Agent.

The Company is a reporting company with the Commission, and is now obligated to file quarterly and annual reports, which include financial statements. Due to the Company's bankruptcy proceedings many of these reports have been filed late. The public may read and copy any materials filed with the Commission at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549, or by accessing the Commission's website at http://www.sec.gov. A summary of the Company's Annual Report on Form 10-KSB filed with the SEC on April 13, 2001, is attached hereto as Appendix B.




STOCKHOLDER PROPOSALS

Any proposals of security holders which are intended to be presented at next year's annual meeting must be received by the Company at its principal executive offices on or before January 1, 2002, in order to be considered for inclusion in the Company's Proxy materials relating to that annual meeting.




                                       14
********************************************************************************

                                   PROXY CARD



                               GEO PETROLEUM, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GEO PETROLEUM, INC., A CALIFORNIA CORPORATION ("COMPANY").

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted for the proposals indicated, and in accordance with the discretion of the proxy holder regarding any other business. All other proxies heretofore given by the undersigned in connection with the actions proposed herein are hereby expressly revoked. This proxy may be revoked at any time before it is voted by written notice to the secretary of the Company, by issuance of a subsequent proxy or by voting at the annual meeting in person.

INSTRUCTIONS. Except with respect to the election of directors, to vote in favor of a proposal, circle the phrase "FOR approval". To vote against a proposal, circle the phrase "AGAINST approval". To abstain from voting on a proposal, circle the phrase "ABSTAIN".

The undersigned stockholder of the Company hereby constitutes and appoints Dennis Timpe, with the power to appoint his substitute, as attorney and proxy, to appear, attend and vote all of the shares of common stock of the Company standing in the name of the undersigned on the record date at the Annual Meeting of Stockholders of the Company to be held at 10:30 a.m., Pacific Standard Time, on August 29, 2001, at the Balboa Bay Club, 1221 W. Pacific Coast Highway, Newport Beach, California 92660, and at any adjournment thereof, upon the following:

1. To elect four (4) directors as follows:

FOR all nominees listed below, except as marked to the contrary

[Additional Instructions: To withhold authority to vote for any individual nominee, strike a line through that nominee's name specified below.]

Dennis Timpe    Lori Timpe-Long    Christopher Dillon   Greg Tolleson

2. To approve and adopt the Company's Stock Option Plan and the Incentive Stock Option Agreement dated October 26, 2000 between the Company and Dennis Timpe;

          FOR approval             AGAINST approval               ABSTAIN

3. To approve, adopt and ratify the actions taken by the Company's officers and directors during the most recent fiscal year;

          FOR approval             AGAINST approval               ABSTAIN

4. To approve the selection of Kelly & Company to audit the financial statements of the Company for the fiscal year ended December 31, 2000;

          FOR approval             AGAINST approval               ABSTAIN

5. To approve the selection of Kelly & Company to audit the consolidate financial statements of the Company for the fiscal year beginning January 1, 2001;

          FOR approval             AGAINST approval               ABSTAIN

6. To vote in his or her discretion on such other business as may properly come before the meeting, or any adjournment thereof.

Please mark, date, sign and return this proxy promptly.When shares of the Company's no par value common stock are held by joint tenants, both joint tenants should sign this proxy. When signing as attorney, executor, administrator, trustee, or guardian, please specify your complete title as such. If shares of the Company's common stock are held by a corporation, please sign in full that corporation's name and execute this proxy by the President or other authorized officer of that corporation. If shares of the Company's common stock are held by a partnership, please execute this proxy in that partnership's name by an authorized general partner or other authorized representative of that partnership.

Dated:
      ------------         ------------------------------
                           (Signature of Shareholder)

                           ------------------------------
                           (Printed Name of Shareholder)


      PLEASE CHECK IF YOU ARE PLANNING TO ATTEND THE MEETING.
----




                                       16
********************************************************************************

                                  APPENDIX A-1

                                STOCK OPTION PLAN


Article
 I.               Purposes of the Plan
 II.              Amount of Stock Subject to Plan
 III.             Effective Date and Term of the Plan
 IV.              Administration
 V.               Eligibility
 VI.              Limitation on Exercise of Incentive Options
 VII.             Options: Price and Payment
 VIII.            Use of Proceeds
 IX.              Term of Options and Limitations on the Right of Exercise
 X.               Exercise of Options
 XI.              Nontransferability of Options and Stock Appreciation Rights
 XII.             Termination of Directors, Employees and Independent
                  Contractors
 XIII.            Adjustment of Shares; Effect of Certain Transactions
 XIV.             Right to Terminate Employees and Independent Contractors
 XV.              Purchase for Investment
 XVI.             Issuance of Certificates; Legends; Payment of Expenses
 XVII.            Withholding Taxes
 XVIII.           Listing of Shares and Related Matters
 XIX.             Amendment of the Plan
 XX.              Termination or Suspension of the Plan
 XXI.             Governing Law
 XXII.            Partial Invalidity

                   GEO PETROLEUM, INC. 2000 STOCK OPTION PLAN

                             I. PURPOSES OF THE PLAN

         1.01 Geo Petroleum, Inc., a California corporation ("Company"), desires to provide to certain of its directors, employees and independent contractors, and the directors, employees and independent contractors of any subsidiary corporation or parent corporation of the Company who are responsible for the continued growth of the Company, an opportunity to acquire a proprietary interest in the Company, and, therefore, to create in such directors, employees and independent contractors an increased interest in, and a greater concern for, the welfare of the Company.

         The Company, by this Geo Petroleum, Inc. 2000 Stock Option Plan (the "Plan"), desires to retain the services of persons now serving in certain capacities and to secure the services of persons capable of serving in similar capacities.

         1.02 The stock options ("Options") offered pursuant to the Plan are a matter of separate inducement and are not in lieu of any salary or other compensation for the services of any director, employee or independent contractor.

         1.03 The Options are intended to be either incentive stock options ("Incentive Options") within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), or options that do not satisfy the requirements for Incentive Options ("Non-Qualified Options"), but the Company makes no assurance, warranty or guarantee as to the qualification of any Option as an Incentive Option.

                     II. AMOUNT OF STOCK SUBJECT TO THE PLAN

         2.01 The total number of shares of common stock of the Company which may be purchased pursuant to the exercise of Options shall not exceed, in the aggregate, four million (4,000,000) shares of the authorized common stock, no par value per share, of the Company (the "Shares"); provided, however, in no event and at no time shall the number of shares of common stock of the Company issuable upon exercise of all outstanding Options pursuant to the Plan or any similar plan adopted by the Board of Directors of the Company, exceed a number of shares which is equal to thirty percent (30%) of the then outstanding shares of common stock of the Company. For purposes of calculating that thirty percent (30%), convertible preferred shares or convertible senior common shares of the Company will be counted on an "as if converted" basis.

         2.02 Shares which may be acquired pursuant to the Plan may be either authorized but unissued Shares, Shares of issued stock held in the Company's treasury, or both, at the discretion of the Company. If and to the extent that Options expire or terminate without having been exercised, new Options may be granted with respect to Shares subject to such expired or terminated Options; provided, however, that the grant and the terms of such new Options shall, in all respects, comply with the provisions of the Plan.

                    III. EFFECTIVE DATE AND TERM OF THE PLAN

         3.01 The Plan shall become effective on the date (the "Effective Date") on which it is adopted by the Board of Directors of the Company (the "Board of Directors"); provided, however, that if the Plan is not approved by a vote of the shareholders of the Company within twelve (12) months before or after the Effective Date, the Plan and any Options granted shall terminate.

         3.02 The Company may, from time to time during the period beginning on the Effective Date and ending on September 30, 2005 ("Termination Date"), grant Options to persons eligible to participate in the Plan, pursuant to the terms of the Plan. Options granted prior to the Termination Date may extend beyond that date, in accordance with the terms thereof.

         3.03 As used in the Plan, the terms "subsidiary corporation" and "parent corporation" shall have the meanings ascribed to such terms, respectively, in Sections 425(f) and 425(e) of the Code.

         3.04 A director, employee or independent contractor to whom Options are granted may be referred to herein as a "Participant."

                               IV. ADMINISTRATION

         4.01 The Board of Directors shall designate an Option Committee (the "Committee") which shall consist of no fewer than two (2) and no more than three
(3) directors, each of whom shall be a "disinterested person" within the meaning of Rule 16b-3 (or any successor rule or regulation) promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to administer the Plan. A majority of the members of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee shall be the act of the Committee. Any member of the Committee may be removed at any time either with or without cause by resolution adopted by the Board of Directors, and any vacancy on the Committee may at any time be filled by resolution adopted by the Board of Directors.

         4.02 Any or all powers and functions of the Committee may, at any time and from time to time, be exercised by the Board of Directors; provided, however, that, with respect to the participation in the Plan by members of the Board of Directors, such powers and functions of the Committee may be exercised by the Board of Directors only if, at the time of such exercise, a majority of the members of the Board of Directors, as the case may be, and a majority of the directors acting in the particular matter, are "disinterested persons" within the meaning of Rule 16b-3 (or any successor rule or regulation) promulgated pursuant to the Exchange Act. Any reference in the Plan to the Committee shall be deemed also to refer to the Board of Directors, to the extent that the Board of Directors is exercising any of the powers and functions of the Committee.

         4.03 Subject to the express provisions of the Plan, the Committee shall have the authority, in its discretion,

         (i) to determine the directors, employees and independent contractors to whom Options shall be granted, the time when such Options shall be granted, the number of Shares which shall be subject to each Option; the purchase price or exercise price of each Share which shall be subject to each Option, the period(s) during which such Options shall be exercisable (whether in whole or in part), and the other terms and provisions of the respective Options (which need not be identical);

         (ii)     to construe the Plan and Options;

         (iii) to prescribe, amend and rescind rules and regulations relating to the Plan; and

         (iv) to make all other determinations necessary or advisable for administering the Plan.

         4.04 Without limiting the generality of the foregoing, the Committee also shall have the authority to require, in its discretion, as a condition of the granting of any Option, that any Participant agree (i) not to sell or otherwise dispose of Shares for a period of twelve (12) months following the date of acquisition of such Shares and (ii) that in the event of termination of directorship, employment, term of any independent contractor relationship or agreement, or term of any consulting relationship agreement of such Participant, other than as a result of dismissal without cause, such Participant will not, for a period to be determined at the time of the grant of the Option, enter into any employment or participate, directly or indirectly, in any business or enterprise which is competitive with the business of the Company or any subsidiary corporation or parent corporation of the Company, or enter into any employment or participate, directly or indirectly, in any business or enterprise in which such person will be requested to utilize special knowledge obtained by directorship, employment, or during the term of any independent contractor relationship or agreement, or during the term of any consulting relationship agreement with the Company or any subsidiary corporation or parent corporation thereof.

         The determination of the Committee on matters referred to in this
Article IV shall be conclusive.

         4.05 The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company. No member or former member of the Committee or of the Board of Directors shall be liable for any action or determination made in good faith with respect to the Plan or any Option.

                                 V. ELIGIBILITY

         5.01 Non-Qualified Options may be granted only to directors, employees and independent contractors of the Company, or of any subsidiary corporation or parent corporation of the Company now existing or hereafter formed or acquired, except as hereinafter provided. Any person who shall have retired from active employment by the Company, including such person who entered into an independent contractor agreement with the Company, shall also be eligible to receive an Option.

                 VI. LIMITATION ON EXERCISE OF INCENTIVE OPTIONS

         6.01 Except as otherwise provided pursuant to the Code, to the extent that the aggregate fair market value of Shares with respect to which Incentive Options are exercisable for the first time by an employee or independent contractor during any calendar year (pursuant to all stock options plans of the Company and any parent corporation or subsidiary corporation of the Company) exceeds One Hundred Thousand Dollars ($100,000.00), such Options shall be treated as Non-Qualified Options. For purposes of this limitation, (i) the fair market value of Shares shall be determined as of the time the underlying Option is granted, and (ii) the limitation will be applied by taking into account Options in the order in which they were granted.

                         VII. OPTIONS: PRICE AND PAYMENT

         7.01 The purchase price for each Share shall be such amount as the Committee shall, in its best judgment, determine to be not less than eighty-five percent (85%) of the fair market value per Share on the date the underlying Option is granted; provided, however, that in the case of any Option granted to a Participant who, at the time such Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any subsidiary corporation or parent corporation of the Company, the purchase price for each Share shall be such amount as the Committee shall, in its best judgment, determine to be not less than one hundred ten percent (110%) of the fair market value per Share at the date such Option is granted.

         7.02 If the Shares are listed on a national securities exchange in the United States on any date on which the fair market value per Share is to be determined, the fair market value per Share shall be deemed to be the average of the high and low quotations at which such Shares are sold on such national securities exchange on such date. If the Shares are listed on a national securities exchange in the United States of America on such date but the Shares are not traded on such date, or such national securities exchange is not open for business on such date, the fair market value per Share shall be determined as of the closest preceding date on which such exchange shall have been open for business and the Shares were traded. If the Shares are listed on more than one national securities exchange in the United States of America on the date any such Option is granted, the Committee shall determine which national securities exchange shall be used for the purpose of determining the fair market value per Share.

         7.03 If a public market exists for the Shares on any date on which the fair market value per Share is to be determined, but the Shares are not listed on a national securities exchange in the United States of America, the fair market value per Share shall be deemed to be the closing bid quotation in the over-the-counter market for the Shares on such date. If there are no bid quotations for the Shares on such date, the fair market value per Share shall be deemed to be the closing bid quotation in the over-the-counter market for the Shares on the closest date preceding such date for which such quotation is available.

         7.04 If no public market exists for the Shares on any date on which the fair market value per Share is to be determined, the Committee shall, in its sole discretion and best judgment, determine the fair market value of a Share. For purposes of the Plan, the determination by the Committee of the fair market value of a Share shall be conclusive.

         7.05 Upon the exercise of an Option, the Company shall cause the purchased Shares to be issued only when the Company shall have received the full and complete purchase price for the Shares in cash or by certified check; provided, however, that in lieu of cash or certified check, the Participant may (if and to the extent the terms of the Option, as specified by the Committee, in its sole discretion, so provide, and to the extent permitted by applicable law), exercise an Option in whole or in part, by delivering to the Company a promissory note, in form acceptable to the Committee, or otherwise pay the exercise price for such Shares, in whole or in part, by compensation for services rendered (the fair value of such services having been determined by the Board of Directors or the Committee).

                              VIII. USE OF PROCEEDS

         8.01 The cash proceeds of the sale of Shares are to be added to the general funds of the Company and used for the Company's general corporate purposes as the Board of Directors shall determine.

                       IX. TERM OF OPTIONS AND LIMITATIONS
                            ON THE RIGHT OF EXERCISE

         9.01 Any Option shall be exercisable at such times, in such amounts and during such period or periods as the Committee shall determine at the date of the grant of such Option; provided, however, that an Incentive Option shall not be exercisable after the expiration of five (5) years from the date such Incentive Option is granted; and provided, further, however, that, in the event that an Incentive Option granted to a Participant who, at the time such Option is granted, owns stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any subsidiary corporation or parent corporation of the Company, such Incentive Option shall not be exercisable after the expiration of three (3) years from the date such Incentive Option is granted.

         9.02 Subject to the provisions of Article XX of the Plan, the Committee shall have the right to accelerate, in whole or in part, from time to time, conditionally or unconditionally, rights to exercise any Option.

         9.03 To the extent that an Option is not exercised within the period of exerciseability specified herein, such Option shall expire as to the then unexercised part. In no event shall an Option be exercisable for a fraction of a Share.

                             X. EXERCISE OF OPTIONS

         10.01 Any Option shall be exercised by the Participant holding such Option as to all or part of the Shares contemplated by such Option by giving written notice of such exercise to the Secretary of the Company at the principal business office of the Company, specifying the number of Shares to be purchased and specifying a business day not more than fifteen (15) days from the date such notice is given, for the payment of the purchase price for delivery of the Shares being purchased. Subject to the terms of Articles XV, XVII and XVIII of the Plan, the Company shall cause certificates for the Shares so purchased to be delivered to the Participant at the principal business office of the Company, in exchange for payment of the full and complete purchase price, as specified in
Section 7.05 of the Plan, on the date specified in the notice of exercise.

                        XI. NONTRANSFERABILITY OF OPTIONS
                          AND STOCK APPRECIATION RIGHTS

         11.01 No Option shall be transferable, whether by operation of law or otherwise, other than by Will or the laws of descent and distribution. Each Option shall be exercisable, during the lifetime of the Participant, only by such Participant.

                    XII. TERMINATION OF DIRECTORS, EMPLOYEES
                           AND INDEPENDENT CONTRACTORS

         12.01 Upon termination of the directorship, employment, term of any independent contractor relationship or agreement, or term of any consulting relationship agreement of any Participant with the Company and any subsidiary corporations and parent corporations of the Company now existing or hereafter formed or acquired, and unless specified to the contrary in the respective Stock Option Agreement to which the Company and such Participant are parties and which relates to such Option, any Option previously granted to such Participant, shall, to the extent not theretofore exercised, terminate and become null and void, provided that:

(a) if such Participant shall die while serving as a director, while in the employ of such corporation, during the term of any independent contractor relationship or agreement, or during the term of any consulting relationship agreement or during either the three (3) month or one (1) year period, whichever is applicable, specified in clause (b) below and at a time when such Participant was entitled to exercise an Option as specified in the Plan, the legal representative of such Participant, or such person who acquired such Option by bequest or inheritance or by reason of the death of such Participant, may, not later than one (1) year from the date of death of such Participant, exercise such Option, to the extent not theretofore exercised, in respect of any or all of such number of Shares as specified by the Committee in such Option; and

(b) if the directorship, employment, term of any independent contractor relationship or agreement, or term of any consulting relationship agreement with any Participant to whom such Option shall have been granted shall terminate by reason of the Participant's retirement (at such age or upon such conditions as shall be specified by the Committee), disability (as described in Section 22(e)(3) of the
            Code) or dismissal by the Company or any subsidiary corporation or parent corporation of the Company now existing or hereafter formed or acquired other than for cause (as defined below), and while such Participant is entitled to exercise such Option, as herein provided, such Participant shall have the right to exercise such Option, to the extent not theretofore exercised, for any or all of such number of Shares as specified by the Committee in such Option, at any time up to and including (i) three (3) months after the date of such termination of directorship, employment, term of any independent contractor relationship or agreement, or term of any consulting relationship agreement in the event of termination because of retirement or dismissal other than for cause and (ii) one (1) year after the date of termination of directorship, employment, term of any independent contractor relationship or agreement, or term of any consulting relationship agreement in the event of termination because of disability.

         In no event, however, shall any person be entitled to exercise any Option after the expiration of the period of exerciseability of such Option specified in the agreement granting such Option.

         12.02 If a Participant voluntarily terminates his directorship, employment, term of any independent contractor relationship or agreement, or term of any consulting relationship agreement, or is discharged for cause, unless specified to the contrary in the respective Stock Option Agreement to which the Company and such Participant are parties, and which relates to such Option, any Option shall forthwith terminate with respect to any unexercised portion thereof.

         12.03 If an Option shall be exercised by the legal representative of a deceased Participant, or by a person who acquired an Option by bequest or inheritance or because of the death of any Participant, written notice of such exercise shall be accompanied by a certified copy of letter testamentary or equivalent proof of the right of such legal representative or other person to exercise such Option.

         12.04 For the purposes of the Plan, the term "for cause" shall mean and be defined as (i) with respect to an employee who is a party to a written agreement with, or, alternatively, participates in a compensation or benefit plan of the Company or a subsidiary corporation or parent corporation of the Company now existing or hereafter formed or acquired, which agreement or plan specifies a definition of "for cause" or "cause" (or words of similar meaning) for purposes of termination of employment pursuant thereto by the Company or such subsidiary corporation or parent corporation of the Company, "for cause" or "cause" as defined in the most recent of such agreements or plans; or (ii) a party to any independent contractor relationship or agreement or any consulting relationship or agreement, whether oral or written; or (iii) in all other situations, as determined by the Board of Directors, in its sole discretion, (a) the willful commission by an employee or independent contractor of a criminal or other act that causes or probably will cause substantial economic damage to the Company or any such subsidiary corporation or parent corporation of the Company or substantial injury or damage to the business reputation of the Company or any such subsidiary corporation or parent corporation of the Company; (b) the commission by an employee or independent contractor of an act of fraud in the performance of such employee's duties on behalf of the Company or any such subsidiary corporation or parent corporation of the Company; (c) the continuing willful failure of an employee or independent contractor to perform the duties of such employee or independent contractor to the Company or any such subsidiary corporation or parent corporation of the Company (other than such failure resulting from the employee's or independent contractor's incapacity because of physical or mental illness) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to the employee or independent contractor by the Board of Directors; or (d) the order of a court of competent jurisdiction requiring the termination of the employee's employment, or term of any independent contractor relationship or agreement, or term of any consulting relationship agreement. For purposes of the Plan, no act, or failure to act, on the employee's or independent contractor's part shall be considered "willful" unless done or omitted to be done by the employee or independent contractor not in good faith and without reasonable belief that the employee's or independent contractor's action or omission was in the best interests of the Company or a subsidiary corporation or parent corporation of the Company now existing or hereafter formed or acquired.

         12.05 For the purposes of the Plan, an employment relationship shall be deemed to exist between a person and the Company if, at the time of the determination, such person was an "employee" of the Company for purposes of
Section 422A(a) of the Code. If a person is on maternity, military, or sick leave or other bona fide leave of absence, such person shall be considered an "employee" for purposes of the exercise of an Option and shall be entitled to exercise such Option during such leave if the period of such leave does not exceed ninety (90) days, or, if longer, if such person's right to reemployment with the Company is guaranteed either by statute or by contract. If the period of leave exceeds ninety (90) days, the employment relationship shall be deemed to have terminated on the ninety-first (91st) day of such leave, unless such person's right to reemployment is guaranteed by statute or contract.

         12.06 An employee or independent contractor shall not be deemed terminated by reason of (i) the transfer of a Participant from the Company to a subsidiary corporation or a parent corporation of the Company now existing or hereafter formed or acquired or (ii) the transfer of a Participant from a subsidiary corporation or a parent corporation of the Company now existing or hereafter formed or acquired by the Company or by another subsidiary corporation or parent corporation of the Company.

           XIII. ADJUSTMENT OF SHARES; EFFECT OF CERTAIN TRANSACTIONS

         13.01 In the event of any change in the issued and outstanding shares of the Company's no par common stock as a result of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination or exchange of shares, or other similar change in capital structure of the Company, an adjustment shall be made to each outstanding Option such that such Option shall thereafter be exercisable for such securities, cash or other property as would have been received in respect of the Shares subject to such Option had such Option been exercised in full immediately prior to such change, and such an adjustment shall be made successively each time any such change shall occur. The term "Shares" after any such change shall refer to the securities, cash or property then receivable upon exercise of an Option. In addition, in the event of any such change, the Committee shall make any additional adjustment as may be appropriate to accommodate the (i) maximum number of Shares subject to the Plan; (ii) maximum number of Shares, if any, for which Options may be granted to any one employee or independent contractor; and (iii) number of Shares and price per Share subject to issued and outstanding Options as shall be appropriate to prevent any reduction or increase of rights pursuant to such Options, and the determination of the Committee as to these matters shall be conclusive. Notwithstanding the foregoing, (i) each such adjustment with respect to an Incentive Option shall comply with the rules of Section 425(a) of the Code, and (ii) each such adjustment shall comply with the rules of Section 422A of the Code.

         13.02 For purposes of the Plan, a "change in control" of the Company occurs if (a) any "person" (defined as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act, as amended); other than a current shareholder, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing ten percent (10%) or more of the combined voting power of the Company's issued and outstanding securities then entitled to vote for the election of directors; or (b) during any period of two (2) consecutive years, persons who at the beginning of such period constitute the Board of Directors cease, for any reason, to constitute, at least, a majority thereof; or (c) the Board of Directors shall approve the sale of all or substantially all of the assets of the Company or any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in clause (a) or (b) of this section.

         13.03 In the event of a change in control of the Company (defined above), the Committee, in its discretion, may determine that all of the then issued and outstanding Options shall immediately become exercisable.

                        XIV. RIGHT TO TERMINATE EMPLOYEES
                           AND INDEPENDENT CONTRACTORS

         14.01 The Plan shall not impose any obligation on the Company or on any subsidiary corporation or parent corporation of the Company now existing or hereafter formed to continue the retention of any Participant; and it shall not impose any obligation on the part of any Participant to remain in the employ of the Company or of any such subsidiary corporation or parent corporation.

                           XV. PURCHASE FOR INVESTMENT

         15.01 Except as provided otherwise in the Plan, a Participant shall, upon any exercise of an Option, execute and deliver to the Company a written statement, in form satisfactory to the Company, in which such Participant represents and warrants that such Participant is purchasing or acquiring the Shares acquired pursuant thereto for such Participant's own account, for investment only and not with an intention of the resale or distribution of the Shares, and agrees that any subsequent offer for sale, sale, or distribution of any of such Shares shall be made only pursuant to either (a) a Registration Statement on an appropriate form pursuant to the Securities Act of 1933, as amended (the "Securities Act"), which Registration Statement has become effective and is current with regard to the Shares being offered or sold, or (b) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the holder shall, if so requested by the Company, prior to any offer for sale or sale of such Shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Company and its counsel, from counsel for or approved by the Company, as to the applicability of such exemption. The foregoing restriction shall not apply to (i) issuances of Shares by the Company if the Shares being issued are registered pursuant to the Securities Act and a prospectus in respect thereof is current and delivered or
(ii) reofferings of Shares by affiliates of the Company (as defined in Rule 405 or any successor rule or regulation promulgated pursuant to the Securities Act) if the Shares being reoffered are registered pursuant to the Securities Act and a prospectus in respect thereof is current and delivered.

           XVI. ISSUANCE OF CERTIFICATES; LEGENDS; PAYMENT OF EXPENSES

         16.01 Upon any exercise of an Option and payment of the exercise price therefor, a certificate or certificates for the Shares as to which such Option has been exercised shall be issued by the Company in the name of the person exercising such Option and shall be delivered to or upon the order of such person.

         16.02 The Company may endorse such legend or legends upon the certificates for Shares issued upon exercise of an Option and may issue such "stop transfer" instructions to the Company's transfer agent in respect of such Shares as, in the discretion of the Board of Directors, the Company determines to be necessary or appropriate to (i) prevent a violation of, or to perfect an exemption from, the registration and prospectus delivery requirements of the Securities Act, (ii) implement the provisions of the Plan and any agreement between the Company and any Participant with respect to such Shares, or (iii) permit the Company to determine the occurrence of a disqualifying disposition, within the meaning of Section 421(b) of the Code, of Shares transferred upon exercise of an Incentive Option.

         16.03 The Company shall pay all issue or transfer taxes with respect to the issuance or transfer of Shares, and all fees and expenses incurred by the Company in connection with such issuance or transfer. All Shares issued shall be fully paid and non-assessable to the extent permitted by law.

                             XVII. WITHHOLDING TAXES

         17.01 The Company may require an employee or independent contractor exercising a Non-Qualified Option or disposing of Shares acquired pursuant to the exercise of an Incentive Option in a disqualifying disposition (within the meaning of Section 421(b) of the Code), to reimburse the Company for any taxes required by any government to be withheld or otherwise deducted and paid by the Company in respect of the issuance or disposition of such Shares. In lieu thereof, the Company shall have the right to withhold the amount of such taxes from any other amounts due or to become due from the Company to the employee or independent contractor upon such terms and conditions as the Committee shall prescribe. The Company may, in its sole discretion, hold the stock certificate to which such employee or independent contractor is entitled upon the exercise of an Option as security for the payment of such withholding tax liability, until cash sufficient to pay that liability has been accumulated.

                  XVIII. LISTING OF SHARES AND RELATED MATTERS

         18.01 If, at any time, the Board of Directors shall determine, in its discretion, that the listing, registration or qualification of the Shares upon any national securities exchange or pursuant to any state or federal law, or the consent or approval of any governmental regulatory agency, is necessary or desirable as a condition of, or in connection with, the sale or purchase of Shares, no Shares shall be issued unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Board of Directors.

                           XIX. AMENDMENT OF THE PLAN

         19.01 The Board of Directors or the Committee may, from time to time, amend the Plan, provided that, notwithstanding anything to the contrary in the Plan, no amendment shall be made, without the approval of the shareholders of the Company, that will (i) increase the total number of shares of the Company's no par common stock reserved for Options (other than an increase resulting from an adjustment provided for in Article XIII), (ii) reduce the exercise price of any Incentive Option to an amount less than the price required by Article VII,
(iii) modify the provisions of the Plan relating to eligibility, or (iv) materially increase the benefits accruing to Participants pursuant to the Plan. The Board of Directors or the Committee shall be authorized to amend the Plan and the Options to permit the Incentive Options to qualify as "incentive stock options" within the meaning of Section 422A of the Code. The rights and obligations pursuant to any Option granted before amendment of the Plan or any unexercised portion of such Option shall not be adversely affected by amendment of the Plan or such Option without the consent of the holder of such Option.

                    XX. TERMINATION OR SUSPENSION OF THE PLAN

         20.01 The Board of Directors or the Committee may, at any time and for any or no reason, suspend or terminate the Plan. The Plan, unless sooner terminated pursuant to Article III of the Plan or by action of the Board of Directors, shall terminate at the close of business on the Termination Date. An Option may not be granted while the Plan is suspended or after the Plan is terminated. Options granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except upon the consent of the person to whom the Option was granted. The power of the Committee pursuant to Article IV of the Plan to construe and administer any Options granted prior to the termination or suspension of the Plan shall continue after such termination or during such suspension.

                               XXI. GOVERNING LAW

         21.01 The Plan, the Options and all related matters shall be governed by, and construed and enforced in accordance with, the laws of the State of California, as from time to time amended.

                            XXII. PARTIAL INVALIDITY

         22.01 The invalidity or illegality of any provision of the Plan shall not be deemed to affect the validity of any other provision of the Plan.

********************************************************************************

                                  Appendix A-2



--------------------------------------------------------------------------------
                        INCENTIVE STOCK OPTION AGREEMENT

                        INCENTIVE STOCK OPTION AGREEMENT

         THIS INCENTIVE STOCK OPTION AGREEMENT ("Agreement") is made and entered into in duplicate this 26th day of October, 2000, between Geo Petroleum, Inc., a California corporation having a principal place of business at 18281 Lemon Drive, Yorba Linda, CA 92886 ("Employer"), and Dennis Timpe ("Holder"), with respect to the following facts:

         Pursuant and subject to the Geo Petroleum 2000 Stock Option Plan, a copy of which is furnished to the Holder with a copy of this Agreement and the provisions of which, by this reference, are made a part of this Agreement as though specified completely and specifically verbatim in this Agreement (the "Plan"), the Employer's Board of Directors has determined that it is in the best interests of the Employer and its stockholders to grant the option provided for herein to the Holder. The parties agree as follows:

                                 Option Granted

         1. Employer grants to Holder an Option to purchase 4,000,000 shares of no par value common stock of Employer at a purchase price of $0.56 per share ("Option"), such Option being further subject to the provisions of the Plan, as administered by the Option Committee.

                           Time of Exercise of Option

         2. Holder may exercise the Option at any time, and from time to time until termination of the Option as provided in Paragraph 11 of this Agreement, so long as at all times, beginning with the date of the grant of the Option and ending thirty (30) days prior to the date of exercise, or twelve (12) months prior to the date of exercise, if Holder is disabled within the meaning of Internal Revenue Code Section 22(e)(3), Holder remains employed. For purposes of this Agreement, "employment" and "employed" mean that Employee is employed by Employer, a parent or subsidiary corporation of Employer, or a corporation (or a parent or subsidiary corporation of such a corporation) issuing or assuming a stock option in a transaction to which Internal Revenue Code Section 424(a) applies.

                               Method of Exercise

         3. The Option shall be exercised by written notice delivered to Employer at its principal place of business, specifying the number of shares of no par value common stock of Employer for which the Option is being exercised. The notice must be accompanied by payment (by cash, check, promissory note, or other means of payment as specified by the Option Committee) for the amount of the purchase price for the shares of no par value common stock of Employer purchased pursuant to the exercise of the Option.

                               Capital Adjustments

         4.(a) The existence of the Option shall not affect in any way the right or power of Employer or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in Employer's capital structure or its business, or any merger or consolidation of Employer or any issue of bonds, debentures, preferred stock having a preference to or affecting Employer's common stock or the rights thereof, or the issuance of any securities convertible into any such common stock or of any rights, options, or warrants to purchase any such common stock, or the dissolution or liquidation of Employer, any sale or transfer of all or any part of its assets or business, or any other act or proceeding of Employer, whether of a similar character or otherwise.

         (b) The securities with respect to which the Option is granted are shares of the no par value common stock of Employer as presently constituted, but if and whenever, prior to the delivery by Employer of all the shares of the common stock with respect to which the Option is granted, Employer shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of such common stock outstanding without receiving compensation therefor in money, services, or property, the number of shares of such common stock then remaining subject to the Option shall be adjusted as specified in the Plan.

                            Merger and Consolidation

         5.(a) Following the merger of one or more corporations with and into Employer or any consolidation of Employer and one or more corporations in which Employer is the surviving corporation, the exercise of the Option shall apply to the shares of common stock of the surviving corporation.

         (b) Notwithstanding any other provision of this Agreement, the Option shall terminate on the dissolution or liquidation of Employer, or on any merger or consolidation in which Employer is not the surviving corporation.

                             Investment Undertaking

         6. The Holder will hold the Option and the rights constituent thereto for investment and not with an intention of distribution, and upon exercise will deliver a letter confirming the Holder's nondistributive intent with respect to the shares of Employer's no par value common stock received as a result of the exercise of the Option.



                           Representations of Employer

         7. During such time as the Option remains outstanding and unexpired, Employer will reserve for issuance, upon the exercise of the Option, the number of shares of Employer's no par value common stock that are subject to the Option. The shares of Employer's no par value common stock subject to the Option, when issued, shall be fully paid and nonassessable. Employer will pay, when due and payable, any and all taxes or fees that may be payable by Employer with respect to the grant of the Option or the issuance of any shares of Employer's no par value common stock or certificates therefor subject to the Option. This does not include, however, any federal, state or other personal income tax payable by Holder because of (i) the grant of the Option; (ii) the issuance of any share of the Employer's no par value common stock upon exercise thereof; or (iii) any subsequent disposition of such shares, which shall remain the obligation of Holder.



                                Withholding Taxes

         8. If Employer determines that it is required to withhold federal, state or local tax as a result of the exercise of the Option, Holder, as a condition to the exercise of the Option, shall make arrangements satisfactory to Employer to enable it to satisfy such withholding requirements.



                          Committee Determination Final

         9. The interpretation of the Plan and this Agreement, including any inconsistency between the two documents, shall be reserved to and made by the Option Committee, which is the Committee of the Board of Directors of Employer provided for in the Plan. The Option Committee's determinations shall be final as between the parties hereto, unless otherwise determined by the Board of Directors of Employer.



                               Transfer of Option

         10. During Holder's lifetime, the Option shall be exercisable only by Holder. The Option shall not be transferable by Holder, other than by the laws of descent and distribution upon Holder's death. In the event of Holder's death during employment or during the applicable period after termination of employment specified in Paragraph 2 of this Agreement, Holder's personal representatives may exercise any portion of the Option that remains unexercised at the time of Holder's death; provided, however, that any such exercise must be made, if at all, during the period within one year after Holder's death, and subject to the option termination date specified in Paragraph 11(c) of this Agreement.

                              Termination of Option

         11. The Option shall terminate on the earliest to occur of the following dates:

         (a) The expiration of three (3) months from the date of Holder's termination of employment, as defined in Paragraph 2 of this Agreement, except for termination because of death or permanent and total disability;

         (b) The expiration of twelve (12) months from the date on which Holder's employment, as defined in Paragraph 2 of this Agreement, is terminated because of permanent and total disability, as defined in Internal Revenue Code
Section 22(e)(3) ; or

         (c) September 30, 2005.



                              Rights as Shareholder

         12. Holder will not be deemed to be a holder of any shares of Employer's no par value common stock pursuant to the exercise of the Option until Holder pays the purchase price therefor and a stock certificate is delivered to Holder for those shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is delivered.

         IN WITNESS WHEREOF, the parties have made and entered into this Agreement in duplicate on the date specified in its preamble.

         EMPLOYER

         Geo Petroleum, Inc.,

         a California corporation



         By:      /s/
                  -----------------------
         Its:     President



         By:      /s/
                  -----------------------
         Its:     Secretary



         HOLDER



         /s/                      [signature of Holder]
         ---------------------
         /s/ Dennis Timpe         [printed or typed name of Holder]
         ---------------------




                                       33
********************************************************************************

                                   APPENDIX B


                            Summary of Annual Report










To our Stockholders:

         The following is a summary of the Company's Annual Report on Form 10-KSB filed with the Securities & Exchange Commission ("SEC") on April 13, 2001. A complete copy of the Annual Report is available without charge to our stockholders and may be obtained by writing to the Company at 18281 Lemon Drive, Yorba Linda, California 92886 Attention: Information Agent. In addition, the Company's Annual Report may be viewed at the SEC's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549, or by accessing the SEC's website at http://www.sec.gov.

Description of Business.

(a) Business Development

       Geo Petroleum, Inc. is a California corporation formed in 1986 by Gerald
T. Raydon, who, until December 15, 1999, was our chief executive officer and majority shareholder. We were formed primarily to develop a large tar sand deposit in Ventura County, Californiaand to engage in the oil field waste disposal business. Our principal place of business is located at 18281 Lemon Drive, Yorba Linda, California 92886. Our telephone number is (714) 779-9897 and our facsimile number is (714) 779-0814.

Reorganization of the Company

       In 1998, we filed for protection under Chapter 11 of the U.S. Bankruptcy Code. In December, 1999 we emerged from bankruptcy under a plan which, among other things, provided for the issuance of approximately 1,900,000 shares of our common stock to our creditors, relinquishment by Mr. Raydon and certain affiliates of claims to 1.39 million shares of common stock in favor of our creditors, and a change in our management. Pursuant to the Plan of Reorganization, during the year 2000 we issued 803,674 shares of our common stock to our creditors and we are required toissue an additional 1,096,326 shares to our creditors. We expect to issue such shares during the first half of 2001. Present management was installed as part of our reorganization. At the time of our bankruptcy filing, we had sold or otherwise transferred a substantial portion of our oil and gas holdings and had interests in approximately 2,230 gross acres (2,030 net acres) of oil and gas leases or mineral rights, of which approximately 1,630 gross acres (1,410 net acres) were developed for oil and gas production and approximately 600 gross and net acres were undeveloped. After emerging from bankruptcy, our oil and gas holdings were approximately 2,000 gross and 1,830 net acres.

       Shortly before filing the petition for reorganization in the bankruptcy court, we sold for cash, and relief of indebtedness and other obligations, all of our interests in our

Bandini and East Los Angeles oil and gas properties. Such properties had produced approximately 89% of our oil production and 95% of our production of natural gas during the calendar year 1998 (the year during which such properties were sold). We also reduced the carrying cost of our remaining oil and gas properties. These items resulted in the decrease in the carrying value of these properties from approximately $6,343,000 at December 31, 1997 to $0 at December 31, 1998. The rapidly declining prices received for oil and gas production caused the present value of net future cash flows to be zero. Consequently, even though the current estimated future cash flows from our properties exceed the carrying value of our properties, the properties are carried on our books at nominal value.

       Since we emerged from bankruptcy, our income from operations has not been sufficient to maintain the Company. Our president does not receive cash compensation. Were it not for the fact that we have sold equity during the year 2000, the Company would not be able to continue operating. At year-end 2000, only our waste disposal facility was producing significant revenues.

       We filed our first annual report on form 10KSB (for the year ended December 31, 1999) during the third quarter of 2000, and our quarterly reports for the first three quarters of the year 2000, during the last quarter of 2000. Prior to those filings we had made no public reports under the Securities Exchange Act since filing a report on Form 10-QSB for the third quarter of the calendar year 1998 and a report on Form 8-K regarding our petition in bankruptcy.

       We have not held a meeting of our shareholders since 1997.

Glossary of Terms Used in The Company's Annual Report

       The terms below are used in this document and have specific SEC definitions as follows:

       Proved oil and gas reserves. Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

       Proved developed oil and gas reserves. Proven developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

       Proved undeveloped reserves. Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

       As used in this Annual Report:

       "Mcf" means thousand cubic feet, "MMcf" means million cubic feet, "Bcf" means billion cubic feet, "Bbl" means barrel, "MBbls" means thousand barrels, "MMBbls" means million barrels, "BOE" means equivalent barrels of oil, "MBOE" means thousand equivalent barrels of oil .

       Unless otherwise indicated in this Annual Report, gas volumes are stated at the legal pressure base of the state or area in which the reserves are located and at 60 degrees Fahrenheit. Equivalent barrels of oil are determined using the ratio of 5.56 Mcf of gas to 1 Bbl of oil.

       The term "gross" refers to the total acres or wells in which we have a working interest, and "net" refers to gross acres or wells multiplied by the percentage working interest owned by us. "Net production" means production that is owned by us less royalties and production due others.

Cautionary Information about Forward-Looking Statements

       This document contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included in or incorporated by reference into the Company's Annual Report on Form 10-KSB which address activities, events or developments, which we expect, believe, or anticipate will or may occur in the future are forward-looking statements. The words "believes," "intends," "expects," "anticipates," "projects," "estimates," "predicts" and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, statements concerning:

       o the benefits expected to result from implementation of our proposed development of our Vaca Tar Sands property, discussed below, including increased revenues and oil production, other statements of:
       o   expectations,
       o   anticipations,
       o   beliefs,
       o   estimations,
       o projections, and other similar matters that are not historical facts, including such matters as: o future capital, o development and exploration expenditures (including the timing, amount and nature thereof), o drilling and reworking of wells, reserve estimates (including estimates of future net revenues associated with such reserves and the present value of  such future net revenues),
           o      future production of oil and gas,
           o      repayment of debt,
           o      business strategies,
           o      oil and gas prices and demand,
           o      exploitation and exploration prospects,
           o expansion and other development trends of the oil and gas industry, and
           o      expansion and growth of business operations.

       These statements are based on certain assumptions and analyses made by the management of Geo in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances.

       These forward-looking statements are subject to risks and uncertainties, including those associated with:

       o   the financial environment,
       o   general economic, market and business conditions,
       o   the regulatory environment,

       o business opportunities that may be presented to and pursued by Geo, o changes in laws or regulations
       o   exploitation and exploration successes,

       o   availability of additional financing on favorable conditions,
       o   trend projections, and
       o other factors, many of which are beyond our control that could cause actual events or results to differ materially from those expressed or implied by the statements. Such risks and uncertainties include those risks and uncertainties identified in the Description of the Business and Management's Discussion and Analysis sections of this document and risk factors discussed from time to time in our filings with the Securities and Exchange Commission. In addition, the reserve estimates contained herein are based upon assumptions as to prices, timing of operations and other factors. To the extent that any of such assumptions prove to be inaccurate, the quantities of oil and gas and the timing of production may vary from those contained in this report. See "Description of Properties--Cautionary Note."

       Significant factors that could prevent us from achieving our stated goals include:
       o the inability of Geo to obtain financing for capital expenditures and acquisitions,
       o   declines in the market prices for oil, gas and asphalt, and
       o   adverse changes in the regulatory environment affecting us.

       The cautionary statements contained or referred to in this document should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(b) Business of Issuer

Competition and Position in the Industry

       We are a minor factor in the California oil and gas industry and face competition from numerous companies, which have considerably more financial resources, property and manpower, than do we. We are in a weak financial condition and must rely upon third party sources of funds to conduct our proposed operations. Essentially, our only revenue producing operations are expected to be our Vaca Tar Sands, Rosecrans and Waste Disposal properties, each of which require significant cash expenditures to operate and develop During the year 2000, we produced and sold small amounts of oil from our Vaca properties, none from our Rosecrans properties and steadily increased our revenues from our Waste Disposal operations.

Regulation

       Our operations are regulated by certain federal and state agencies. In particular, oil and natural gas production and related operations are or have been subject to price controls, taxes and other laws relating to the oil and natural gas industry. We cannot predict how existing laws and regulation may be interpreted by enforcement agencies or court rulings, whether additional laws and regulations will be adopted, or the effect such changes may have on our business or financial condition.

       All of our operations are subject to extensive federal, state and local laws and regulations relating to the generation, storage, handling, and transportation of materials and their potential discharge into the environment. Permits are required for all of our operations, and these permits are subject to revocation, modification and renewal by issuing authorities.

       Governmental authorities have the power to enforce compliance with their regulations, and violators are subject to fines, injunctions or both. It is possible that increasingly strict requirements will be imposed by environmental laws and enforcement policies thereunder. We do not anticipate that we will be required in the near future to expend amounts that are material to the Company's financial position or results of operations by reason of environmental laws and regulations, but because such laws and regulations are frequently changed, we are unable to predict the ultimate cost of such compliance.

       It is our belief that the oil and gas industry may experience increasing liabilities and risks under the Comprehensive Environmental Response, Compensation and Liability Act, as well as other federal, state and local environmental laws, as a result of increased enforcement of environmental laws by various regulatory agencies. As an "owner" or "operator" of property where hazardous materials may exist or be present, we, like all others engaged in the oil and gas industry, could be liable for the release or remediation of any hazardous substances. Under previous management, we have been subject to imposition of "clean-up" orders by the government for accidental spillage of oil, but have not been subject to hazardous waste removal orders, but the potential for sudden and unpredictable liability for environmental problems is a consideration of increasing importance to us and to the oil and gas industry as a whole. We have suffered some oil spills, in amounts which we consider to have been minor and have cleaned up such spills. At times we have been supervised in so doing by governmental agencies.

       During 1997, regulatory agencies of the State of California and Los Angeles County cited us for an accidental oil spill at a property which we no longer own. We complied with the citation requirements and were required to pay fines and fees

(approximately $28,000) that were discharged in bankruptcy. As a result of the citation, we were placed on a probationary status. In 1999, while we were in bankruptcy, local agencies alleged that we had violated various environmental and other regulatory requirements in failing to clean up a small oil spill and to maintain our Rosecrans properties in compliance with applicable regulations. Duringand after our bankruptcy, we were able to obtain funds enabling us to remedy the asserted violations. In addition, on November 22, 1999, the District Attorney of Los Angeles County, California filed information accusing us and certain of our former officers of violating certain provisions of the County Health Code and various provisions of the fire protection ordinances as a result of the allegations described above. All proceedings and our probationary status were terminated without fines being assessed on October 24, 2000, and we were not subjected to any additional penalties; however, a former officer was compelled to accept performance of 100 hours of community service. The Company estimates that costs of compliance with environmental laws and regulations in 1999 was negligible; was approximately $23,800 during the year 2000; and will amount to approximately $29,000 during 2001.

       We are required to comply with various federal and state regulations regarding plugging and abandonment of oil and gas wells. We provide a reserve for the estimated cost of plugging and abandoning our wells on a unit of production basis. We maintain a $160,000 certificate of deposit for State of California authorization purposes to perform additional oil and gas well recompletions and a $50,000 certificate of deposit covering our disposal well. These funds are subject to withdrawal restrictions. We also have $50,000 with the City of Los Angeles and $10,000 with Ventura County, for the purposes of paying for any future environmental liabilities that could arise. See Note 3 to Financial Statements. In addition, we carry $3,000,000 in pollution insurance, which covers many, but not all, sources of pollution.

Principal Purchasers and Marketing of Production

       During the calendar year 2000, we produced and sold insignificant amounts of oil and no gas. The principal purchaser of our oil and gas during such period was Equiva Trading Co.We produced very small amounts of oil and gas during the first three quarters of the year 2000. Commencing in the third quarter 2000, we began production and sales of oil from our Vaca Tar Sands Propertyto Equiva Trading Co. Despite our current sale to only one purchaser, we believe that multiple purchasers of any oil produced by us exist and that the loss of any one purchaser would not have a material effect on our ability to sell our oil and gas. Alternative purchasers are available for all of our production, except for gas production at the Rosecrans field where there is currently only one purchaser who has completed a gas processing facility that is now connected by pipeline to our wells.

       Essentially all of the oil that may be produced from our properties is transported to the purchaser by truck, which reduces the net price we receive for our oil.

Volatility of Commodity Prices and Markets

       Oil and gas prices have been and are likely to continue to be volatile and subject to wide fluctuations in response to the following and other factors

       o   changes in the supply of and demand for oil and gas;

       o   market uncertainty;

       o   political conditions in international oil producing regions;

       o the extent of domestic production and importation of oil in certain relevant markets;

       o   the level of consumer demand;

       o   weather conditions;

       o the competitive position of oil or gas as a source of energy as compared with other energy sources;

       o   the refining capacity of oil purchasers;

       o the effect of regulation on the production, transportation and sale of oil and natural gas, and other factors beyond our control.

Employees and Consultants. We have 5 full time employees, 3 of whom are professional or technical and 2 who are management. 2 of our employees are located at our executive offices at Yorba Linda, California, 2 are engaged full time at our Vaca facility and 1, our Vice President in charge of disposal operations, typically works in the field. In addition, we retain two engineering consultants at our Vaca facility on an almost full time basis.

Management's Discussion and Analysis of Financial Condition and Results of Operations

         The following discussion and analysis for the years ended December 31, 2000 and December 31, 1999 should be read in conjunction with the Financial Statements of the Company and the Notes thereto.

         During 1998 we filed a petition for relief under Chapter 11 of the United States Bankruptcy Code. As a result of the proceedings under Chapter 11, we continued operations as Debtor-in-possession and the court ultimately approved a Plan of Reorganization in December 1999. The Plan of Reorganization includes the compromise of most of our liabilities and the infusion of $500,000 of additional capital from the sale of 4,500,000 shares of our common stock. In addition, new management has replaced the former President and Chief Executive Officer, Secretary/Treasurer and other members of management.

         During 1998 and 1999 we disposed of significant assets by sale or by transfer as part of the bankruptcy proceedings. Also, the operations of remaining oil and gas properties as well as waste disposal operations were curtailed during 1998 and ultimately ceased during 1999. However, despite these constrictions of our asset base and operations, significant assets have been retained and we are pursuing development of these assets. An immediate priority is the restoration of the waste disposal operations and some of the oil and gas operations to provide an internal source of cash flow. Further, we are continuing efforts to obtain additional funds so that we can meet our obligations, resume operations and develop our oil and gas properties. Potential opportunities for additional funds include, among other things, private placement of debt and/or equity securities, bank loans using oil and gas properties as collateral, and/or the sale of the interests in certain oil and gas properties, and/or entering into joint ventures or partnerships to develop oil and gas properties.

         The year 2000 represented the Company's first year of operations after emerging from Bankruptcy in December 1999. During the year the Company was able to raise additional equity to provide the funds necessary to begin the process of restoring the assets of the Company and, thereby, generating cash flow from operations. This equity was also used to pay remaining expenses incurred in connection with the Bankruptcy and to fund current administrative costs incurred by the Company.

         During 2000 the Company was able to restore its income stream from the waste disposal operations and generated $40,899 of gross income from this activity. Based upon current income and expected new customers, Management expects this income to increase substantially in 2001. In addition, the Company was able to begin limited production from the Vaca Tar Sands Unit. Oil was produced from this property during the last quarter of the year; however, production was ceased in December due to poor economics. Because the oil produced from Vaca is very thick, it requires heating and mixing with diluents. The cost of natural gas required to run the heaters is currently very high. This cost along with the cost of diluents and other operating costs rendered this limited production operation unprofitable. Because of this disappointment, Management has altered its priorities and strategy for restoring the assets of the Company and generating positive cash flow from operations. Future investments will be made in the Rosecrans property and other oil & gas properties until such time that the economics improve on the Vaca Tar Sands Unit.

         The Company is currently attempting to raise additional capital to restore the Rosecrans property to full operation. It is anticipated that this property has the potential to produce sufficient income to generate positive cash flow. The cash flow from this property in combination with the waste disposal operations should result in Geo Petroleum, Inc. having positive cash flow from operations sometime during 2001. In addition, Management is considering other possible acquisitions or joint ventures to acquire additional oil and gas properties. Further, Management is continuing efforts to obtain additional funds so that the Company can meet its obligations, fund operating expenses and make additional investments in oil and gas properties. Potential opportunities for additional funds include, among other things, private placement of debt, and/or equity securities, bank loans using oil and gas properties as collateral, and/or sale of the interests in certain oil and gas properties, and/or entering into joint ventures or partnerships to develop oil and gas properties.

RESULTS OF OPERATIONS

         During the year ended December 31, 2000, the Company had a loss of $743,257 and negative cash flow from operations of $893,126 compared to a loss of $1,028,762 and negative cash flow of $69,945 in 1999.

         Revenues from the sale of oil and gas in 2000 were $40,901 . There was effectively no income from these sources in 1999 because all operations were ceased while the Company was in Bankruptcy. All production during 2000 was from the Vaca Tar Sands Unit.

         Industrial waste disposal revenues decreased from $157,529 in 1999 to $40,899 in 2000. The decrease is due to the fact that this operation was also disrupted by the Bankruptcy proceedings. The operations ceased in the latter part of 1999 resulting in a new start-up period required to restore revenues. Operations were restored in September 2000. Now that operation of the waste disposal property has been restored, it is expected that revenues will increase substantially as customer relations are re-established.

         Lease operating expenses increased from $204,336 to $323,023 in 2000. This increase is due primarily to the restoration of limited production capabilities on the Vaca Tar Sands Unit. Because of the nature of this property, significant operating costs were required to produce the first oil quantities when the wells resumed production. Further, the cost of natural gas required to heat the oil produced went up significantly in 2000 causing increased production costs.

         Expenses incurred for environmental remediation decreased from $42,832 in 1999 to $6,607 in 2000. The decrease is due to the fact that the Company had no costs for oil spill clean up in 2000. Generally, such costs are incurred after a period of oil and gas production. However, since there was no significant production in 1999, there were no spills requiring clean up.

         Professional fees increased from $76,911 in 1999 to $292,443 in 2000. The increase is due primarily to the cost of outside accounting firms and attorneys. In order to restore Geo to compliance with the Securities and Exchange Commission regulations, the accounting records for 1998 and 1999 had to be reconstructed and the resulting financial statements audited. Legal fees were incurred to comply with SEC documentation requirements.

         General and administrative expenses increased from $122,858 in 1999 to $195,228 in 2000. The increase is due to the increase in activity of the Company as the restoration of properties progressed. Additionally, the cost of corporate promotion increased significantly as the Company began to operate in the public market.

         Reorganization items represent costs incurred during 1999 in connection with the Bankruptcy proceedings. No additional costs were incurred in 2000.

CAPITAL RESOURCES AND LIQUIDITY

         As of December 31, 2000, the Company's total assets were $996,641. Total assets increased from $729,896 at December 31, 1999. The increase in assets represents the Company's investment in its' waste disposal operations and oil & gas operations.

         Current assets decreased from $559,619 in 1999 to $245,462 at December 31, 2000. Cash was used to finance operations, invest in the Company's properties and reduce debt. Consequently, cash decreased from $436,916 as of December 31, 1999 to $70,173 as of December 31, 2000. During 2000 the Company expended $893,126 to fund operations. Another $461,786 was spent for facilities and capitalized costs incurred on oil and gas properties. The additional cash required for these expenditures was provided from the issuance of stock totaling $929,573.

         Prepaid legal and consulting fees as of December 31, 2000 totaled $125,228. This asset represents prepayment of certain attorneys and consultants for services to be rendered to the Company. Payment to these professionals was made in common stock.

         Total liabilities decreased from $721,554 at December 31, 1999 to $425,237 at December 31, 2000. This decrease is a result of the Company paying debts approved by the Bankruptcy court. The only new source of debt financing during 2000 was a line of credit for $85,000 from a related party.

         The Company's primary sources of liquidity and capital resources in the near term will consist of the working capital on hand and funds derived from oil and gas production and waste disposal operations. The Company intends to concentrate its efforts on restoring operation of the waste disposal facility and selected oil and gas wells in order to reestablish sources of cash flow. Capital resources will be augmented by the sale of equity in the Company and transfer of partial interests in its properties in exchange for development capital.


II.      Financial Statements




                        INDEX TO THE FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2000 AND 1999 AND
         FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2000


--------------------------------------------------------------------------------





 Report of Independent Auditors ...............................................1


 Financial Statements of Geo Petroleum, Inc.:


   Balance Sheets, December 31, 2000 and 1999..................................2


   Statements of Operations For Each of the Two Years in the Period Ended
       December 31, 2000.......................................................4


   Statements  of  Shareholders'  Equity For Each of the Two Years in the Period
       Ended December 31, 2000.................................................5


   Statements  of Cash  Flows  For  Each of the Two  Years in the  Period  Ended
       December 31, 2000.......................................................6


 Notes to the Financial Statements.............................................9

                         REPORT OF INDEPENDENT AUDITORS


To the Board of Directors
Geo Petroleum, Inc.

We have audited the accompanying balance sheets of Geo Petroleum, Inc. as of December 31, 2000 and 1999, and the related statements of operations, shareholders' equity and cash flows for each of the two years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2000 and 1999 financial statements referred to above present fairly, in all material respects, the financial position of Geo Petroleum, Inc. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, has negative working capital, filed for relief under the federal bankruptcy laws in November 1998 from which it emerged in December 1999, needs to attain positive cash flow from operations, and obtain additional funds to commence operations and development of its oil and gas properties. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are partially described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Kelly & Company
Newport Beach, California
March 20, 2001

                               GEO PETROLEUM, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999

                                     ASSETS

                                                                                  2000            1999
                                                                               ----------       ---------
Current assets:

     Cash and equivalents                                                      $   70,173       $ 436,916
     Accounts receivable, net of allowance for
       doubtful  accounts of $29,944 in 1999.                                      33,961           4,069
     Joint interest and other receivable, net of allowance for
       doubtful accounts of $131,508 in 1999.                                           -          70,000
     Prepaid legal and consulting fees                                            125,228               -
     Other prepaid expenses                                                         9,000           3,634
     Note receivable                                                                7,100          45,000
                                                                               ----------        ---------
Total current assets                                                              245,462         559,619
                                                                               ----------        ---------
Restoration and utility deposits                                                  290,936         160,592
                                                                               ----------        ---------

Property and equipment:
     Oil and gas properties                                                       261,311               -
     Vehicles                                                                      36,884          20,884
     Facilities and equipment                                                     184,475               -
                                                                               ----------        ---------
                                                                                  482,670          20,884
     Less: accumulated depreciation and depletion                                 (22,427)        (11,199)
                                                                               ----------        ---------
                                                                                  460,243           9,685
                                                                               ----------        ---------
Total assets                                                                   $  996,641       $ 729,896
                                                                               ==========        =========




    The accompanying notes are an integral part of the financial statements.

                               GEO PETROLEUM, INC.

                                 BALANCE SHEETS

                           DECEMBER 31, 2000 AND 1999

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                           2000             1999
                                                                       ---------         ----------
Current liabilities:
     Accounts payable:
         Trade                                                         $160,901           $  29,912
         Related party                                                   54,805              14,149
     Accrued expenses                                                    91,635             220,408
     Income tax payable                                                       -               3,039
     Installment obligation, current maturity                                 -              48,000
     Line of credit - related party                                      85,000                   -
     Other liabilities                                                    4,300             255,046
     Note payable, current maturity                                      28,596              26,404
                                                                      ----------          ---------
         Total current liabilities                                      425,237             596,958
Installment obligation, net of current maturity                               -              96,000
Note payable, net of current maturity                                         -              28,596
                                                                      ----------          ---------
TOTAL LIABILITIES                                                       425,237             721,554
                                                                      ----------          ---------

Commitments and contingencies

Shareholders' equity:
     Preferred stock; no par value; 100,000 shares authorized; no shares issued and outstanding at December 31, 2000
         and 1999, respectively                                               -                   -
     Common stock; no par value; 50,000,000 shares authorized;
         18,177,805 and 15,215,995 shares issued and outstanding at
         December 31, 2000 and 1999, repectively                     11,225,293           9,918,974
Accumulated deficit                                                 (10,653,889)         (9,910,632)
                                                                    ------------         ----------
Total shareholders' equity                                              571,404               8,342
Total liabilities and shareholders' equity                          $   996,641          $  729,896
                                                                    ============        ===========






    The accompanying notes are an integral part of the financial statements.

                               GEO PETROLEUM, INC.
                            STATEMENTS OF OPERATIONS
         FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2000


                                                                         2000                   1999
                                                                      ----------              ---------
Revenues:

      Oil and gas sales                                              $   40,901              $      872
      Waste water disposal services                                      40,899                       -
      Waste water disposal services, related party                            -                 157,529
      Other revenue                                                           -                   4,000
                                                                      ----------            -----------
            Total revenues                                               81,800                 162,401
Expenses:
      Lease operating expenses                                          323,023                 204,336
      Lease environmental remediation expenses                            6,607                  42,832
      Depreciation                                                       11,228                  23,194
      Professional fees                                                 292,443                  76,911
      General and administrative                                        195,228                 122,858
                                                                      ----------            -----------
            Total expenses                                              828,529                 470,131
                                                                      ----------            -----------
Loss from operations                                                   (746,729)               (307,730)
                                                                      ----------            -----------
Reorganization items:
      Loss on disposal of equipment                                           -                  (5,228)
      Professional fees                                                       -                (226,883)
      Capitan and other settlements                                           -                (648,248)
                                                                      ----------            -----------
            Total reorganization items                                        -                (880,359)
                                                                      ----------            -----------
Other income (expense):
      Interest income                                                    10,249                   5,225
      Interest expense (contractual interest of $75,883 in 1999)         (5,977)                   (865)
                                                                      ----------            -----------
                                                                          4,272                   4,360
                                                                      ----------            -----------
Loss before provision for income taxes and extraordinary
  item                                                                 (742,457)             (1,183,729)
Provision for income taxes                                                 (800)                   (800)
                                                                      ----------            -----------
Loss before extraordinary item                                         (743,257)             (1,184,529)
Extraordinary gain from claims discharged in bankruptcy,
  net of application income taxes of $0                                       -                 155,767
                                                                      ----------            -----------
Net loss                                                             $ (743,257)           $ (1,028,762)
                                                                      ==========            ===========
Net loss per share, basic and diluted                                $    (0.04)           $      (0.11)
                                                                      ==========            ===========





   The accompanying notes are an integral part of the financial statements.

                               GEO PETROLEUM, INC.
                       STATEMENTS OF SHAREHOLDERS' EQUITY
         FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2000

                                                           Common           Common        Accumulated
                                                           Shares           Stock          Deficit              Total
                                                       -------------    -------------    -------------      --------------

BALANCE, DECEMBER 31, 1998                                8,815,995      $ 7,276,413     $  (8,881,870)     $  (1,605,457)

 Common shares issued to unsecured creditors
   pursuant to the confirmed plan of reorganization       1,900,000        2,142,561                 -          2,142,561
 Common shares issued for cash                            4,500,000          500,000                 -            500,000
 Net loss                                                         -                -        (1,028,762)        (1,028,762)
                                                       -------------    -------------    -------------      --------------
BALANCE, DECEMBER 31, 1999                               15,215,995        9,918,974        (9,910,632)             8,342
 Common shares issued in settlement of liabilities          402,967          169,246                 -            169,246
 Common shares and warrants issued for services             150,000          207,500                 -            207,500
 Common shares issued for cash                            2,408,843          929,573                 -            929,573
 Net loss                                                         -                -          (743,257)          (743,257)
                                                       -------------    -------------    --------------     --------------

BALANCE, DECEMBER 31, 2000                               18,177,805     $ 11,225,293     $ (10,653,889)      $    571,404
                                                       =============    =============    ==============     ==============






    The accompanying notes are an integral part of the financial statements.

                               GEO PETROLEUM, INC.
                            STATEMENTS OF CASH FLOWS
         FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2000




                                                                        2000                1999
                                                                   --------------      --------------
Cash flows from operating activities:

      Net loss                                                     $   (743,257)       $   (1,028,762)
      Adjustments to reconcile net loss to net cash used in
        operating activities:
            Depreciation                                                 11,228                23,194
            Issuance of common stock and warrants
              for services                                               81,875                     -
            Loss on settlement with Capitan Resources Inc.                    -               503,248
            Extraordinary gain from claims discharged in
              bankruptcy                                                      -              (155,767)
            Loss on disposal of equipment                                     -                 5,228
Decrease (increase) in assets:
            Accounts receivable trade                                    40,108                (4,069)
            Due from Capitan Resources, Inc., net                             -                53,255
            Due from a related party                                     37,900                     -
            Prepaid expenses                                             (4,969)               (3,634)
            Restoration and utility deposits                           (130,344)                    -
Increase (decrease) in liabilities:
            Accounts payable, trade                                     130,989                29,912
            Accounts payable, related party                              40,656                14,149
            Accrued expenses                                           (128,772)              268,816
            Income tax payable                                           (3,039)                3,039
            Other liabilities                                          (160,746)              221,446
            Installment obligation                                      (64,755)                    -
                                                                  --------------       --------------
NET CASH USED IN OPERATING ACTIVITIES                                  (893,126)              (69,945)
                                                                  --------------       --------------






    The accompanying notes are an integral part of the financial statements.

                               GEO PETROLEUM, INC.
                            STATEMENTS OF CASH FLOWS
         FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 1999


                                                                                    2000              1999
                                                                               --------------    --------------
Cash flows used in investing activities

      Purchases of facilities and equipment                                     $   (184,475)                -
      Purchase of vehicles                                                           (16,000)                -
      Capital expenditures on oil and gas properties                                (261,311)                -
                                                                               --------------    --------------
NET CASH USED IN INVESTING ACTIVITIES                                               (461,786)                -
                                                                               --------------    --------------
Cash flows provided by (used in) financing activities:
      Proceeds from line of credit, related party                                    110,000                 -
      Payment on line of credit, related party                                       (25,000)                -
      Payment on note payable.                                                       (26,404)                -
      Net proceeds from the issuance of common stock                                 929,573      $    500,000
                                                                               --------------    --------------
CASH PROVIDED BY FINANCING ACTIVITIES                                                988,169           500,000
                                                                               --------------    --------------
NET INCREASE (DECREASE) IN CASH                                                     (366,743)          430,055
CASH AND EQUIVALENTS AT BEGINNING OF YEAR                                            436,916             6,861
                                                                               --------------    --------------
CASH AND EQUIVALENTS AT END OF YEAR                                             $     70,173      $    436,916
                                                                               ==============    ==============


               Supplemental Disclosures of Cash Flow Information

Interest paid                                                                   $      3,446                  -
Income taxes paid                                                               $      3,839                  -

      Supplemental Schedule of Non-Cash Investing and Financing Activities

Satisfaction of federal bankruptcy proceedings allowed claims through issuance of common stock:
      Allowed claims satisfied                                                             -      $   2,142,561
      Shares issued                                                                        -      $  (2,142,561)


Issuance of common stock for prepaid legal and consulting fees:
      Prepaid legal and consulting fees                                         $    125,625                  -
      Issuance of common stock                                                  $   (125,625)                 -








    The accompanying notes are an integral part of the financial statements.

                               GEO PETROLEUM, INC.
                            STATEMENTS OF CASH FLOWS
         FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 1999



Supplemental Schedule of Non-Cash Investing and Financing Activities, Continued


                                                                                 2000                1999
                                                                             ---------------   ---------------
Issuance of common stock to pay federal bankruptcy proceeding expenses:

      Accrued legal fees                                                      $   90,000                  -
      Professional fees                                                       $   79,246                  -
      Issuance of common stock                                                $  (169,246)                -






    The accompanying notes are an integral part of the financial statements.

                               GEO PETROLEUM, INC.

                          NOTES TO FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2000 AND 1999 AND
         FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------



1.   DESCRIPTION OF THE COMPANY'S BUSINESS
     -------------------------------------

     Geo Petroleum, Inc. (the "Company") is an oil and gas production company founded in 1986 and incorporated in the State of California. The Company engages in the development, production and management of oil and gas properties. All of the Company's properties are located in California. Certain of the wells on one of the Company's properties are used for waste water disposal services. During the year ended December 31, 1999, these disposal operations were conducted by a related party (see Note 10), and the Company had a 75% revenue interest in such operations. During the year ended December 31, 2000, the Company directly operated its waste water disposal wells, and as a result of the Plan, received all of the revenue related to this activity.

2.   SUMMARY OF SIGNIFICANT  ACCOUNTING  POLICIES
     --------------------------------------------

     Basis of Presentation

     The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred net losses of $743,257 and $1,028,762 and negative cash flows from operations of $893,126 and $69,945 for the years ended December 31, 2000 and 1999, respectively. At December 31, 2000 the Company had an accumulated deficit of $10,653,889, and its current liabilities exceed its current assets by $179,775. In June 1998, the Company decided to shut-in its oil and gas production at all of its property locations except certain of the oil wells and the waste water disposal wells on the Vaca Tar Sands property, and the Rosecrans Field gas production. It planned to focus its resources on the development of the Vaca Tar Sands property. In November 1998, the Company filed for protection under the federal bankruptcy laws. Effectively, the Company curtailed its oil and gas production in 1999, and substantially reduced its waste water disposal operations. In December 1999, the bankruptcy court confirmed the Plan (see Note 5) and the Company received $500,000 from the sale of 4,500,000 shares of its common stock and emerged from bankruptcy. In the fourth quarter of 2000, the Company began oil production and waste water disposal services at its Vaca Tar Sands properties. The production requires steam injection recovery techniques. This process uses substantial quantities of natural gas. Due to inordinately high natural gas costs, the Company curtailed its oil production efforts.

     The Company's continuation as a going concern is dependent upon its ability to repair and modify equipment and commence production from its Rosecrans oil and gas properties, generate sufficient cash flow to meet its current obligations on a timely basis, to obtain additional financing, and ultimately to attain profitable oil and gas and waste water disposal operations. In 2000, management obtained approximately $930,000 in additional equity financing through private placement of its common stock and is continuing its efforts to obtain additional funds so that the Company can meet

                               GEO PETROLEUM, INC.

                          NOTES TO FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2000 AND 1999 AND
         FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     -----------------------------------------------------

     Basis of Presentation, Continued

     its obligations, commence oil and gas operations, and develop its oil and gas properties. These potential alternatives include, among other things, private placement of debt and/or equity securities, bank loans using oil and gas properties as collateral and/or the sale of the interests in its oil and gas properties. There can be no assurance that any of these potential alternatives will materialize. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements.
     Changes in these estimates and assumptions are considered reasonably possible and may have a material impact on the financial statements.

     Facilities and Equipment

     The Company follows the full-cost method of accounting for oil and gas properties. Accordingly, all costs associated with the acquisition, exploration and development of oil and gas reserves are capitalized as incurred. The Company has not capitalized any interest or any of its internal costs related to its oil and gas properties.

     In addition, the capitalized costs are subject to a "ceiling test," which basically limits such costs to the aggregate of the "estimated present value" of future net revenues from proved reserves, discounted at a 10-percent interest rate, based on current economic and operating conditions, plus the lower of cost or fair market value of unproved properties. Any unamortized costs capitalized in the cost center in excess of the cost center ceiling are charged to expense in the period in which the excess occurs.

     Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in the determination of income or loss. Abandonments of properties are accounted for as adjustments of capitalized costs with no loss recognized.

     All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized over the estimated useful lives of the properties by application of the

                               GEO PETROLEUM, INC.

                          NOTES TO FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2000 AND 1999 AND
         FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------



2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     -----------------------------------------------------

     Facilities and Equipment, Continued


     unit-of-production method using only estimated proved oil and gas reserves, excluding future estimated costs and related oil reserves at the Vaca Tar Sands property, which relate to a significant development project involving an enhanced recovery process. Evaluations of the oil and gas reserves for the Company's Rosecrans and Vaca Tar Sands properties were prepared by independent petroleum engineers. Such estimates of oil and gas reserves are inherently imprecise and estimates of new discoveries are more imprecise than those of producing oil and gas properties. As a result, these estimates are expected to change as future information becomes available, and such change can be significant.

     Substantially all additions to oil and gas properties in 2000 relate to improvements to waste water disposal wells, facilities and equipment and development costs associated with its Vaca Tar Sands properties. There were no additions in 1999.

     The Company's oil and gas producing properties are estimated by the Company's independent petroleum engineers to have remaining producing lives ranging from 6 to 30 years. The Company's policy for accruing site restoration and environmental exit costs related to its oil and gas production is that such costs are accounted for in the Company's calculation of depletion expense.

     Depreciation of office furniture and equipment,  and vehicles,  is computed
     using  the  straight-line   method,  with  depreciation  rates  based  upon
     estimated useful lives of five years.

     Depreciation of plant and equipment is computed using the straight-line method, with depreciation rates based upon estimated useful lives of fourteen years.

     Revenue Recognition

     Revenue from oil and gas sales is recognized upon delivery of the oil and gas to the Company's customer. Such revenue is recorded net of royalties and certain other costs that the Company incurs to bring the oil and gas into salable condition.

     During 1999, all of the Company's revenue from waste water disposal services and a portion of its gas revenues arose from operating and sales agreements with a related party (see Note 10), which operated the Company's waste water disposal well and sold gas produced from wells owned by the Company. The Company accrued its share of waste water disposal revenues when payment for services was received by the related party. As described in Note 5, under the Plan the rights to the operation and sales agreements were transferred to the Company.

                               GEO PETROLEUM, INC.

                          NOTES TO FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2000 AND 1999 AND
         FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     -----------------------------------------------------

     Long-Lived Assets

     Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When circumstances indicate that the carrying amount of a long-lived asset, other than oil and gas properties, is not recoverable, as demonstrated by the projected undiscounted cash flows, an impairment loss is recognized.

     The Company accounts for its oil and gas properties under the full cost method and evaluates these assets separately in accordance with applicable cost ceiling limitations. The Company's management has determined that there was no impairment of long-lived assets at December 31, 2000 and 1999, respectively.

     Income Taxes

     The Company uses the asset and liability method to account for income taxes. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities for accounting purposes, and their respective tax bases. Deferred income tax assets and liabilities are measured using statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in statutory tax rates is recognized in net income in the year of change. A valuation allowance is recorded for those deferred income tax assets whose recoverability is not sufficiently likely.

     Earnings (Loss) per Common Share

     Basic earnings (loss) per common share is computed by dividing net earnings
     (loss) applicable to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents, consisting of shares that might be issued upon exercise of common stock options and warrants. In periods where losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

     Stock Option Plans

     Financial Accounting Standards Board ("FASB") Statement No. 123, Accounting for Stock-Based Compensation, ("FAS No. 123") encourages, but does not require, companies to record

                               GEO PETROLEUM, INC.

                          NOTES TO FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2000 AND 1999 AND
         FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     -----------------------------------------------------

     Stock Option Plans, Continued

     compensation cost for stock-based employee compensation plans based on the fair value of options granted. The Company has elected to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25") and related interpretations and to provide additional disclosures with respect to the pro forma effects of adoption had the Company recorded compensation expense as provided in FAS No. 123. In accordance with APB No. 25, compensation cost for stock options is recognized in the statement of operations based on the excess, if any, of the quoted market price of the stock at the grant date of the award or other measurement date over the amount an employee must pay to acquire the stock. Generally, the exercise price for stock options granted to employees equals or exceeds the fair market value of the Company's common stock at the date of grant, thereby resulting in no recognition of compensation expense by the Company.

     Environmental Costs

     Costs related to environmental remediation are charged to expense. Other environmental costs are also charged to expense unless they increase the value of the property and/or provide future economic benefits, in which event they are capitalized. Liabilities are recognized when the expenditures are considered probable and can be reasonably estimated. Measurement of liabilities is based on currently enacted laws and regulations, existing technology, and undiscounted site-specific costs. Generally, such recognition coincides with the Company's commitment to a formal plan of action.

     Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, or if an amount is likely to fall within a range and no amount within that range can be determined to be the better estimate, the minimum amount of the range is recorded. Accruals for environmental matters exclude claims for recoveries from insurance carriers and other third parties until it is probable that such recoveries will be realized.

     New Pronouncements

     In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by FASB Statements No. 137 and 138. The new statement requires companies to report, among other things, the fair market value of derivatives on the balance sheet and record in income or other comprehensive income, as appropriate, any changes in the fair value

                               GEO PETROLEUM, INC.

                          NOTES TO FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2000 AND 1999 AND
         FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     -----------------------------------------------------

     New Pronouncements, Continued

     of the derivatives. FASB Statement No. 133, as amended, will become effective with respect to the Company for the fiscal year beginning January 1, 2001.

     The Company is currently evaluating the effect of this new statement, but does not believe it will have a material impact on the Company's financial statements.

3.   RESTORATION AND UTILITY DEPOSITS
     --------------------------------

     The Company has deposits with a utility that supplies natural gas, as well as with the State of California, the County of Ventura and the City of Los Angeles that are required by these governmental agencies in connection with the Company's oil and gas operations. The deposits with the State of California and Ventura County are in certificates of deposit that are subject to withdrawal restrictions imposed by these agencies. The deposit with the City of Los Angeles is in the form of a noninterest bearing cash deposit. The amounts of these deposits at December 31, 2000 and 1999 are as follows:




                                                       2000              1999
                                                 ------------     -------------

       Utility                                   $      18,800               -
       State of California                             211,495      $   100,387
       County of Ventura                                10,641           10,205
       City of Los Angeles                              50,000           50,000
                                                 -------------     ------------

       TOTAL RESTORATION AND UTILITY DEPOSITS    $     290,936      $   160,592
                                                 =============     ============

                               GEO PETROLEUM, INC.

                          NOTES TO FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2000 AND 1999 AND
         FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------



4.   LINE OF CREDIT AND NOTE PAYABLE
     -------------------------------

                                                                                                December 31,
                                                                                     ---------------------------------


                                                                                           2000              1999
                                                                                      -------------      -------------
     Line of Credit

       Line of credit payable to TD & Associates, Inc., a related party. Borrowings under the line bear interest at prime
         plus 2%, payable monthly, with the principal due in full
         on September 7, 2001. The line is not collateralized, and
         no amounts remain available under the line. The weighted
         average interest rate on borrowings under the line was 11.5%.                $     85,000                  -
                                                                                      =============      =============

     Note Payable

       Note payable to shareholders, with an interest rate of 8% per annum, payable in monthly installments of principal and interest of $2,487, due in December 2001 and collateralized by 33% net revenue interest
         in the Company's Vaca Tar Sands oil and gas properties                       $     28,596        $    55,000

       Total note payable                                                                   28,596             55,000
         Less: current maturities                                                          (28,596)           (26,404)
                                                                                      -------------      -------------

       LONG-TERM PORTION OF NOTE PAYABLE                                                         -             28,596
                                                                                      =============      =============


     Future maturities of long-term debt are as follows at December 31, 2000:
                                         2001                                          $    28,596
                                                                                      -------------
           Total maturities of long-term debt                                          $    28,596
                                                                                      =============



5.   PLAN OF REORGANIZATION
     ----------------------

     On November 16, 1998, Geo Petroleum, Inc. (the "Debtor") filed a petition for relief under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy Court for the Central District of California, Santa Barbara Division (the "bankruptcy court").

     During 1999, the Debtor received approval from the bankruptcy court to pay or otherwise honor certain of its prepetition obligations, including employee wages when the Company's Third Amended Plan of Reorganization (the "Plan") was approved. The Debtor determined that there was insufficient collateral to cover the interest portion of scheduled payments on its prepetition debt

                               GEO PETROLEUM, INC.

                          NOTES TO FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2000 AND 1999 AND
         FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------



5.   PLAN OF REORGANIZATION, CONTINUED
     ---------------------------------

     obligations. Therefore, the debtor discontinued accruing interest on these obligations. Contractual interest on those obligations for the year ended December 31, 1999, amounted to $75,883, which is $75,018 in excess of reported interest expense.

     On December 15, 2000, the bankruptcy court confirmed the Plan under which:

     a. The Company consummated a stock purchase and sale agreement with an investor and sold 4,500,000 shares of the Company's common stock for $500,000 in cash. Of this amount, $300,000 was used to fund the payments required under the Plan and the balance was used for working capital.

     b.   Certain  controversies  with Capitan Resources,  Inc.  ("Capitan") and related  parties were settled and (a)  Capitan,  a related  party (see
          Note 10) transferred to the Company all of its rights under its operating and sales agreements with the Company and withdrew all claims it may have had against the Company, (b) a former officer and major shareholder of the Company released his rights to reimbursement for his stock sold by a creditor to satisfy a debt incurred for the benefit of the Company and to his stock incentive compensation totaling 1,390,000 shares of the Company's common stock and agreed to only serve as consultant to the Company at the discretion of new management on a fee for service basis, (c) all deeds of trust held by the former officer and major shareholder, the former Secretary/Treasurer, who is the wife of the former officer and major shareholder, and other insiders of the Company on the East L.A./Bandini properties were assigned to the Company, and all deeds of trust held by insiders on property of the Company were released and
          (d) the Company released and waived all claims and other causes of action it may have had against Capitan Resources, Inc., the former officer and major shareholder, and the former Secretary/Treasurer, who is the wife of the former officer and major shareholder.

     c. The Company assumed certain executory contracts and unexpired leases and paid "executory Contract Cure Amounts" totaling $39,004.

     d. The remaining unsecured creditor claims totaled approximately $2,375,000 and were satisfied generally through cash payments, issuance of a note payable, and a pro rata distribution of 1,900,000 shares of the Company's common stock. Also, after payments of allowed administrative expenses, tax priority payroll amounts, Class 2 creditor claims and Executory Contract Cure amounts, these unsecured creditors were entitled to receive a pro rata distribution of any amounts remaining from the $300,000 in funds available for required payments under the Plan and $195,000 to be paid over approximately 12 quarters from up to 30% of future quarterly

                               GEO PETROLEUM, INC.

                          NOTES TO FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2000 AND 1999 AND
         FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------


5.   PLAN OF REORGANIZATION, CONTINUED
     ---------------------------------

          net income, if any (as defined). As the allowed administrative expenses, taxes, priority payroll, and other allowable amounts exceeded the $495,000 total of these amounts at December 31, 2000, no further amounts are due under this provision. As a result, approximately $65,000 of 2000 expenses were offset against previously recorded liabilities.

     e. The creditors' claims submitted during the bankruptcy that were objected to by the Company were all resolved by November 2000. These settlements pertained primarily to two of the leases associated with the Company's oil and gas production and to two waste water disposal agreements. In general, these settlements resulted in obligations for payments by the Company and increased royalty rates from 12.5% to 16.67% on one of its leases and an increase of 1.04% on another lease. The settlements provided for a decrease in disposal royalties on solid wastes from 12.5% to 10%. The Company also agreed to pay minimum royalties totaling approximately $36,000 annually. Royalties paid during the course of operations will be credited against the minimum royalty payments. One of these settlements also resulted in the termination of the Company's oil and gas lease rights representing approximately 8.87% of the Vaca Tar Sands property oil and gas reserves.

     Fresh-Start Reporting

     Because the holders of existing voting shares immediately before confirmation of the Plan maintain more than 50% of the voting shares of the reorganized Company, the Company has not adopted "Fresh-start" reporting upon its emergence from the federal bankruptcy proceeding. Accordingly, the historical cost basis of accounting has been continued by the Company.

                               GEO PETROLEUM, INC.

                          NOTES TO FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2000 AND 1999 AND
         FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------




6.   INCOME TAXES
     ------------



     The components of the provision for income taxes are as follows:

                                                   December  31,
                                        ---------------------------------

                                              2000                   1999
                                         ---------------       ---------------
         Current tax expense:

              Federal                               -                        -
              State                     $          800        $          800
                                        ---------------         --------------

                                                   800                    800
                                        ---------------        ---------------

          Deferred tax expense:
              Federal                               -                       -
              State                                 -                       -
                                        ---------------        ---------------

         TOTAL PROVISION                $          800          $         800
                                        ===============          =============


     Significant components of the Company's deferred income tax assets and liabilities at December 31, 2000 and 1999 are as follows:

                                                                                                 December  31,
                                                                                   -----------------------------------------
                                                                                            2000                1999
                                                                                            ----                ----
         Deferred income tax assets:
              Net operating loss carryforward                                       $     2,970,630          $    2,523,507
              Allowance for doubtful accounts                                                     -                  67,403
              Differences between book and tax basis of property                             35,831                       -
              Other                                                                             272                     272
                                                                                    ---------------          ---------------
         NET DEFERRED INCOME TAX ASSET                                                    3,006,733               2,591,182
                                                                                    ---------------          ---------------
         Deferred income tax liability:
              Differences between book and tax basis of property                                 -                   76,718
                                                                                    ---------------          ---------------
         TOTAL DEFERRED INCOME TAX LIABILITY                                                     -                   76,718
                                                                                    ---------------          ---------------
              Net                                                                        3,006,733                2,514,464
              Valuation allowance                                                       (3,006,733)              (2,514,464)
                                                                                    ----------------        ----------------

         Net deferred income taxes                                                               -                        -
                                                                                    ================        ================

                               GEO PETROLEUM, INC.

                          NOTES TO FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2000 AND 1999 AND
         FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------



6.   INCOME TAXES, CONTINUED
     -----------------------

     The Company, based upon its recent history of losses and management's assessment of when operations are anticipated to generate taxable income, has concluded that it is more likely than not that none of the net deferred income tax assets will be realized through future taxable earnings and has established a valuation allowance for them.

     Reconciliation of the effective tax rate to the U.S. statutory rate is as follows:



                                                          December 31,
                                                ------------------------------

                                                     2000                1999
                                                    ------              ------


           Tax expense at U.S. statutory rate       (34.0)%            (34.0)%
           State tax provision                        0.1                -
           Change in valuation allowance             34.0               34.0
                                                 ------------       -----------

           EFFECTIVE INCOME TAX RATE                  0.1%                -
                                                 ============       ===========



     At December 31, 2000, the Company has available unused net operating loss carryforwards that expire as follows:




                                   Federal Net                       State Net
                Year of            Operating Loss               Operating Loss
              Expiration           Carryforwards                 Carryforwards


                   2001                     -                  $       310,900
                   2002                     -                          523,848
                   2003                     -                          826,296
                   2004                     -                          524,454
                   2005                     -                          581,535
  Thereafter up to 2020          $     8,017,720                           -
                                   --------------              ---------------

                  TOTAL          $     8,017,720               $     2,767,033
                                  ===============              ===============




     The Company has determined that there will be significant limitations on the future utilization of the net operating loss carryforwards due to ownership changes in the Company.

                               GEO PETROLEUM, INC.

                          NOTES TO FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2000 AND 1999 AND
         FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------



7.   COMMITMENTS AND CONTINGENCIES
     ------------------------------

     Concentration of Credit Risk

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with high quality financial institutions. Exposure to losses on accounts receivable is principally dependent on the individual customer's financial condition, as credit sales are not collateralized. The Company monitors its exposure to credit loss and reserves those accounts receivable that it deems to be uncollectible. The Company had one significant customer for its oil and gas production in 2000 that accounted for approximately 99% of gross oil and gas sales. This customer accounted for $4,878 of the Company's accounts receivable at December 31, 2000. The Company had three significant customers for its waste water disposal services in 2000 that accounted for approximately 46%, 15% and 13% of gross waste water disposal services revenue, respectively. At December 31, 2000, the Company had accounts receivable due from two of these customers for $13,200.

     Cash in Excess of Federal Deposit Insurance Corporation Insured Limits

     The Company maintains its cash in bank depository accounts, which, at times, may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. At December 31, 2000, the Company had approximately $103,526 in excess of FDIC insured limits. The Company has not experienced any losses in such accounts.

     Risks of the Industry in Which the Company Operates

     The Company participates in an industry that is characterized by competitive pressure, changes in the prices of oil and gas on a world-wide basis, federal, state, and local regulations governing production and development of its oil and gas reserves and compliance with various environmental laws and regulations. The Company's results of operations are affected by a wide variety of factors, including world events, general economic conditions, changes in average selling prices over the productive life of oil and gas reserves, the timing of production from new and existing proved developed and undeveloped reserves by the Company, its competitors, and others, the ability to produce sufficient quantities of oil and gas reserves in a timely manner, and the timely implementation of new and alternative reserve recovery process technologies. Based on the factors noted herein, the Company may experience substantial period-to-period fluctuations in future operating results.

                               GEO PETROLEUM, INC.

                          NOTES TO FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2000 AND 1999 AND
         FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------



7.   COMMITMENTS AND CONTINGENCIES, CONTINUED
     ----------------------------------------

     Risks of the Industry in Which the Company Operates, Continued

     The Company does not have any commitments for future minimum lease payments at December 31, 2000. Rental expense recorded for the years ended December 31, 2000 and 1999 was $60,000 and $6,667, respectively.

     Minimum Royalties

     The Company has commitments for minimum royalty payments on certain of its oil and gas properties, which total approximately $36,000 annually.

     Property Lease Risks

     The Company's oil and gas leases on its Vaca Tar Sands and Rosecrans properties contain provisions, which provide for minimum production requirements and periods. The Company's failure to meet those minimum requirements could result in a termination of the lease(s) and loss of all its rights thereunder. However, the Company believes it is in compliance with the lease(s) provisions and has not received notification from anyone to the contrary.

8.   DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS
     ------------------------------------------------------

     The Company's financial instruments are cash and cash equivalents, accounts receivable, notes receivable, accounts payable, and notes payable. The recorded values of cash and cash equivalents, accounts receivable, notes receivable, accounts payable, and notes payable approximate their fair values based on their short-term nature. The recorded values of notes receivable and notes payable approximate their fair values, as interest approximates market value.

9.   FARM-OUT OF VACA TAR SANDS PROPERTY
     -----------------------------------

     In prior years, the Company entered into an agreement with Saba Petroleum, Inc. ("Saba") to farm-out for the development and operations of the Company's Vaca Tar Sands property.

     The agreement, as modified, requires Saba to pay for one-half (1/2) of the operating and development costs until they expend $5,000,000. At that point, Saba will have earned a one-third (1/3) interest and the Company will retain a two-thirds (2/3) interest in the property and these two parties will share in the costs and revenues based on their respective interests.

                               GEO PETROLEUM, INC.

                          NOTES TO FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2000 AND 1999 AND
         FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------



9.   FARM-OUT OF VACA TAR SANDS PROPERTY, CONTINUED
     ----------------------------------------------

     This  agreement  was  assumed as an  executory  contract  under the Plan as described in Note 5. During 1999, the Company incurred certain costs and expenses in connection with its Vaca Tar Sands property that management believes are related to the Farm-Out agreement. However, at December 31, 2000, the portion of these expenditures that management believes are reimbursable by Saba under the Farm-Out agreement are in dispute. Management intends to pursue reimbursement of these amounts from Saba, but it is uncertain if any of these amounts will ultimately be recovered.

10.  RELATED PARTY TRANSACTIONS
     --------------------------

     Capitan Resources, Inc.

     Until the confirmation of the Plan of Reorganization on December 15, 1999, the Company had certain agreements with Capitan to sell gas produced from wells owned by the Company and to offer waste water disposal services on sites owned by the Company. A former officer and major shareholder of the Company was also the principal officer and shareholder of Capitan. Under the agreements, the Company was to receive 70% of Capitan's net revenues from gas sales and 75% of Capitan's net revenues from waste water disposal services.

     In connection with the Plan of Reorganization, Capitan's rights under these agreements were transferred to the Company, and controversies between the Company and Capitan were settled. As a result, the Company recognized a Capitan settlement loss of $418,703, which is included in the $648,248 Reorganization Settlement Loss recorded in the year ended December 31, 1999.

     Other

     The Company's former officer and major shareholder holds a 5% net profit interest in the Vaca Tar Sands oil and gas properties. Under the terms of the Agreement, the former officer and major shareholder does not share in the net profits of the properties until the Company has recovered his proportionate share of the cumulative losses previously incurred on the properties. At December 31, 2000, the former officer and major shareholder's proportionate share of the cumulative losses totaled approximately $14,000.

     In addition, the Company rents on a month-to-month basis its office facilities at $5,000 per month from an entity that is wholly-owned by a company officer, who is a major shareholder.

                               GEO PETROLEUM, INC.

                          NOTES TO FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2000 AND 1999 AND
         FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------



11.  LOSS PER SHARE
     ---------------

     Basic and diluted loss per common share have been computed by dividing the loss available to common shareholders by the weighted-average number of common shares for the period.

     The computations of basic and diluted loss per common share are as follows:


                                                                                      For the Years Ended   December 31,
                                                                                     ------------------------------------
                                                                                           2000               1999
                                                                                     ---------------       --------------
         Numerator:

              Loss before extraordinary item                                          $    (743,257)      $   (1,184,529)
              Extraordinary item                                                                  -              155,767
                                                                                     ---------------      ---------------
              Net loss and the numerator for basic and diluted loss
                per common share                                                      $    (743,257)      $   (1,028,762)
                                                                                     ===============      ===============
         Denominator:

              Weighted-average shares basic and diluted                                  16,691,576           9,034,899
                                                                                     ===============     ===============
         Basic and diluted loss per common share:
              Loss before extraordinary item                                          $       (.04)       $       (0.13)
              Extraordinary gain from debt discharged in bankruptcy                              -                 0.02
                                                                                     ---------------      --------------
         Net loss per common share                                                    $       (.04)       $       (0.11)
                                                                                     ===============     ===============



     The potentially dilutive securities that were outstanding during 2000 and 1999 were not included in the computation of diluted loss per share, because to do so would have been antidilutive for the periods presented.




                                               For the Years Ended December 31,
                                               ---------------------------------
                                                  2000               1999
                                               -----------       ---------------
      Shares of common stock issuable under:

           Warrants                                   756,821           856,821
           Options                                  4,000,000                 -
                                               ---------------    --------------

      TOTAL                                         4,756,821           856,821
                                               ===============    ==============



12.  STOCK OPTIONS
     -------------

     During 2000, the Company adopted a Stock Option Plan (the "Option Plan") under which officers, key employees, and non-employee directors and others may be granted options to purchase shares of the Company's authorized but unissued common stock. The maximum number of shares of the Company's common stock available for issuance under the Option Plan is 4,000,000 shares. The

                               GEO PETROLEUM, INC.

                          NOTES TO FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2000 AND 1999 AND
         FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------



12.  STOCK OPTIONS, CONTINUED
     --------------------------

     Company granted all of the options provided in the Option Plan to purchase common shares to its president at an exercise price of $.56. The options are exercisable at any time and expire in September 2005. As of December 31, 2000, there were no shares available for future grants under the Option Plan. Under the Option Plan, the option exercise price is equal to the fair market value of the Company's common stock at the date of grant. Options currently expire no later than 5 years from the grant date and are exercisable according to terms provided by the option committee at the date of grant. Proceeds received by the Company from exercises of stock options are credited to common stock. Additional information with respect to the Option Plan's stock option activity is as follows:







                                                                      Weighted
                                                                       Average
                                                      Number of       Exercise
                                                       Shares          Price
                                                   -------------   -------------

     Outstanding at December 31, 1999                    -               -
        Granted                                       4,000,000          $.56
        Exercised                                        -               -
        Cancelled                                        -               -
                                                   -------------   -------------
     Outstanding at December 31, 2000                 4,000,000          $.56
                                                   =============   =============

     Options exercisable at December 31, 2000         4,000,000          $.56
                                                   =============   =============




     The following tables summarize information about stock options outstanding and exercisable at December 31, 2000:






                                   Stock Options Outstanding                     Stock Options Exercisable
                     -----------------------------------------------------      ---------------------------
                                           Weighted
                                            Average             Weighted        Weighted
   Range of           Number of            Remaining            Average         Number of        Average
   Exercise            Shares             Contractual           Exercise         Shares          Exercise
    Prices           Outstanding         Life in Years           Price          Exercisable       Price
 ------------        -------------       --------------       -----------       -----------     ----------

   $    .56            4,000,000           4.75 years           $    .56          4,000,000       $ .56
 ------------        -------------       --------------         ---------       --------------    ------

                       4,000,000           4.75 years           $    .56          4,000,000       $ .56
                     ==============      ==============         ==========      ==============    ======

                               GEO PETROLEUM, INC.

                          NOTES TO FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2000 AND 1999 AND
         FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------




12.  STOCK OPTIONS, CONTINUED
     ------------------------

     The Company has elected to follow APB Opinion No. 25, Accounting for Stock Issued to Employees in accounting for its employee stock options. Accordingly, no compensation expense is recognized in the Company's financial statements because the exercise price of the Company's employee stock options equals the market price of the Company's common stock on the date of grant. If under Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation the Company determined compensation costs based on the fair value at the grant date for its stock options, net loss and loss per share would have been increased to the following pro forma amounts:



                                                                     2000
                                                                --------------
         Net loss:

              As reported                                       $     (743,257)
                                                                ==============

              Pro forma                                         $   (2,783,257)
                                                                ==============

         Basic and diluted loss per share:

              As reported                                       $         (.04)
                                                                ==============
              Pro forma                                         $         (.17)
                                                                ==============



     The weighted average estimated fair value of stock options granted during 2000 was $.51 per share. This amount was determined using the Black-Scholes option-pricing model, which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, the expected dividend payments, and the risk-free interest rate over the expected life of the option. The assumptions used in the Black-Scholes model were as follows for stock options granted in 2000:


                                                                      2000
                                                               -----------------
        Risk-free interest rate                                       6.17%
        Expected volatility of common stock                           5.918
        Dividend yield                                                 0%
        Expected life of options                                     5 years

                               GEO PETROLEUM, INC.

                          NOTES TO FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2000 AND 1999 AND
         FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------



12.  STOCK OPTIONS, CONTINUED
     -------------------------

     The Black-Scholes option valuation model was developed for estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Because option valuation models require the use of subjective assumptions, changes in these assumptions can materially affect the fair value of the options, and the Company's options do not have the characteristics of traded options, the option valuation models do not necessarily provide a reliable measure of the fair value of its options.

13.  STOCK AND WARRANT TRANSACTIONS
     -------------------------------

     Common Shares Sold in Private Placement Transaction

     During March through August 2000, the Company sold 1,916,202 shares of its common stock in a private placement at $.30 per share and received proceeds of $584,723.

     In October 2000, the Company sold an additional 492,641 shares of its common stock in a private placement transaction at $.70 per share and received $344,850 in proceeds.

     Common Shares Issued for Services

     During 2000, the Company issued 402,967 common shares for $169,246 of services received from its bankruptcy counsel during the Chapter 11 proceedings.

     In August 2000, the Company issued 100,000 common shares for certain legal services for the period June 1, 2000 through June 1, 2001. The shares and therefore the services were valued at the market price of the stock at June 1, 2000, the date at which the services were agreed to be provided. Accordingly, at December 31, 2000, the Company has $37,500 of unamortized prepaid legal fees and has recognized $52,500 in legal expense for the year relating to this transaction.

     In September 2000, the Company entered into a one-year agreement with an individual to provide investor relations consulting services to the Company. The Company issued the consultant 50,000 shares of its common stock and granted to him warrants to purchase 200,000 shares at $1.25 per share. The warrants are exercisable any time prior to their expiration on December 31, 2001. The Company recorded the transaction based on market value of the shares issued and the fair value of the warrants granted on the date the transaction was entered into. The closing market price per share at that date was $.83 and the fair value of the warrants was determined to be $.38 per share using the Black Scholes Option Pricing
     Model. No value was ascribed to the contingently issuable shares. Accordingly, the Company recognized consulting

                               GEO PETROLEUM, INC.

                          NOTES TO FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2000 AND 1999 AND
         FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------



13.  STOCK AND WARRANT TRANSACTIONS, CONTINUED
     ------------------------------------------

     Common Shares Issued for Services, Continued


     expense associated with this transaction of $29,375 for the year 2000, and has unamortized prepaid consulting expense of $88,125 at December 31, 2000.

     Common Stock Reserved for Future Issuance


     At December 31, 2000 and 1999, the Company has reserved the following numbers of shares of its authorized but unissued common stock for possible future issuance in connection with the following:




                                                   2000               1999
                                                   ----               ----


         Exercise of stock purchase warrants       756,821             856,821
         Exercise of stock options               4,000,000                   -
                                                ----------          ----------
         TOTAL                                   1,756,821             856,821
                                                ==========          ==========




     Warrants Activity for the Period and Summary of Outstanding Warrants


     A summary of warrant activity for the years ending December 31, 2000 and 1999 is as follows:


                                                                        Weighted                           Weighted
                                                                         Average                            Average
                                                      Number of          Exercise         Warrants         Exercise
                                                      Warrants            Price         Exercisable         Price
                                                   --------------      ----------       -----------        ---------

           Outstanding, December 31, 1998               1,449,352      $     2.65        1,449,352         $   2.65
                Granted                                         -
                Exercised                                       -
                Expired                                  (592,531)     $    2.50
                                                   --------------
           Outstanding, December 31, 1999                 856,821      $     2.52          856,821         $   2.52
                Granted                                   200,000      $    1.25
                Exercised                                       -
                Expired                                  (300,000)     $    3.00
                                                   --------------
           Outstanding, December 31, 2000                 756,821      $     2.26          756,821         $   2.26
                                                   ==============



     At December 31, 2000, warrants had exercise prices ranging from $1.25 to $3.00 and a weighted average remaining contractual life of 1.17 years.

                               GEO PETROLEUM, INC.

                          NOTES TO FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2000 AND 1999 AND
         FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------



14.  OIL AND GAS OPERATIONS (UNAUDITED)
     ----------------------------------

     At December 31, 2000, the Company had all of its interests in oil and gas properties located in California.

     Costs Incurred in Oil and Gas Producing Activities


     Costs incurred in oil and gas producing activities were as follows:




                                         For the Years Ended December 31,

                                             2000                     1999
                                             ----                     ----
                                          (Unaudited)             (Unaudited)
                                          -----------             -----------
         Property acquisition costs:

              Proved properties                    -                        -
              Exploration costs                    -                        -
              Development costs           $       261,311                   -
                                          ---------------
         Total costs                      $       261,311                   -
                                          ================         ============



     Estimated Quantities of Proved Oil and Gas Reserves


     Reserve information presented herein is based upon reports prepared by the Company's independent petroleum engineers. Reserve estimates are inherently imprecise and estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available.

     Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids, which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

     Proved developed oil and gas reserves are those expected to be recovered through existing wells with existing equipment and operating methods.

                               GEO PETROLEUM, INC.

                          NOTES TO FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2000 AND 1999 AND
         FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------




14.  OIL AND GAS OPERATIONS (UNAUDITED), CONTINUED
     ---------------------------------------------

     Net quantities of crude oil and natural gas for the Company as of the beginning and the end of the years ended December 31, 2000 and 1999, as well as the changes in proved reserves during such years, are set forth in the following tables:


                                                                For the Year Ended
                                                                December 31, 2000
                                                                -----------------
                                                                   Unaudited
                                                                   ----------

                                                           Oil                   Gas
                                                           Bbls                  MCF
                                                           ----                  ---
 Proved developed reserves, net:

   January 1, 2000                                         827,000               464,000
   Revisions of previous estimates                         520,200               874,000
   Purchase of reserves in place                            -                       -
   Production                                               (1,200)                 -
   Sale of reserves in place                                -                       -
                                                      ------------           -----------

   DECEMBER 31, 2000                                     1,346,000             1,338,000
                                                      ============          ============
 Proved undeveloped reserves, net:
   January 1, 2000                                      25,513,000                 -
   Revisions of previous estimates                     (25,513,000)                -
   Purchase of reserves in place                            -                      -
   Sale of reserves in place                                -                      -
                                                      -------------         ------------

   DECEMBER 31, 2000                                        -                      -
                                                      =============         ============


                               GEO PETROLEUM, INC.

                          NOTES TO FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2000 AND 1999 AND
         FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------




14.  OIL AND GAS OPERATIONS (UNAUDITED), CONTINUED
     ---------------------------------------------

     Estimated Quantities of Proved Oil and Gas Reserves, Continued



                                                      For the Year Ended
                                                      December 31, 1999
                                                         Unaudited

                                                 Oil                    Gas
                                                 Bbls                   MCF
                                                 ----                   ---

    Proved developed reserves, net:
       January 1, 1999                              -                   -
       Revisions of previous estimates            827,000             464,000
       Purchase of reserves in place                -                   -
       Production                                   -                   -
       Sale of reserves in place                    -                   -
                                             -------------       ------------
       December 31, 1999                           827,000            464,000
                                             =============       ============

    Proved undeveloped reserves, net:
       January 1, 1999                              -                   -
       Revisions of previous estimates          25,513,000              -
       Purchase of reserves in place                -                   -
       Sale of reserves in place                    -                   -
                                             -------------      -------------
       December 31, 1999                        25,513,000              -
                                             =============       ============


     The decrease in oil reserves December 31, 2000, is primarily due to the increase in gas costs.

     The proved undeveloped reserves consist principally of the Vaca Tar Sands property. The Company has permits for the drilling of 120 wells on two tracts of the Vaca Tar Sand Unit, and for sufficient wells to develop the remaining tracts. The Company entered into a farm-out agreement with Saba, which currently provides for Saba to pay for one-half of the operating costs until they expend $5 million. At that time, Saba will have a one-third interest in the property and these two parties will share in the costs and revenues based on their respective interests (see Note 9). The development method envisioned by the Company provided for the drilling of one or more horizontal wells extending as much as 2,600 feet horizontally. Each well was to be twinned by a parallel borehole above it into which steam will be injected continuously. The heated, thinned oil was to flow from the lower borehole. Alternatively, one horizontal well would be drilled and used for both steam injection and oil production.

                               GEO PETROLEUM, INC.

                          NOTES TO FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2000 AND 1999 AND
         FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------





14.  OIL AND GAS OPERATIONS (UNAUDITED), CONTINUED
     ---------------------------------------------

     Estimated Quantities of Proved Oil and Gas Reserves, Continued


     The cost allocated to the Vaca Tar Sands undeveloped reserves was insignificant, and the estimated volume of reserves allocated to the property has been excluded from the calculation of the Company's depletion expense in the years ended December 31, 2000 and 1999. The costs related to the Vaca Tar Sands reserves, including future development costs that now are estimated to be approximately $57,216,000 for facilities and 209 wells will be included in the Company's calculations of depletion expense when production of those reserves commence.

     Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves


     The following tables set forth the computation of the standardized measure of discounted future net cash flows relating to the Company's proved reserves at December 31, 2000 and 1999, respectively. The standardized measure is the estimated future cash inflows from proved reserves less estimated future production and development costs and estimated future income taxes. Future cash inflows represent expected revenues from the production of proved reserves based on prices and any fixed determinable future escalation provided by contractual arrangements in existence at fiscal year-end.

     Escalation based on inflation, federal regulatory changes and supply and demand is not considered. Estimated future production and development costs related to future production of reserves are based on historical costs.

     Such costs include, but are not limited to, drilling development wells and installation of production facilities. Inflation and other anticipatory costs are not considered until the actual cost change takes effect. Estimated future income tax expenses are computed using the appropriate year-end statutory tax rates. Consideration is given to the effects of permanent differences, tax credits and allowances. A discount rate of 10% is applied to the annual future net cash flows after income taxes.

     The methodology and assumptions used in calculating the standardized measure are those required by FASB Statement No. 69. It is not intended to be representative of the fair market value of proved reserves. The valuations of revenues and costs do not necessarily reflect the amounts to be received or expended by the Company. In addition to the valuations used, numerous other factors are considered in evaluating known and prospective oil and gas reserves.

                               GEO PETROLEUM, INC.

                          NOTES TO FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2000 AND 1999 AND
         FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------




14.  OIL AND GAS OPERATIONS (UNAUDITED), CONTINUED
     ---------------------------------------------

     Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves, Continued

     The standardized measure of discounted future net cash flows relating to proved developed and undeveloped oil and gas reserves at December 31, 2000 and 1999 are summarized below:


                                                                           For the Years Ended December 31,
                                                                           --------------------------------
                                                                             2000                 1999
                                                                           --------             --------


         Future cash inflows                                              $ 25,869,000       $ 577,474,000
         Future production and development costs                           (16,156,000)       (332,855,000)
         Future income tax expenses                                         (3,886,000)        (97,848,000)
                                                                          -------------        ------------

         Future net cash flows                                               5,827,000         146,771,000
         10% annual discount for estimated timing of cash flows             (3,512,000)        (65,535,000)
                                                                          -------------       -------------

         Standardized measure of discounted future net cash flows         $   2,315,000       $  81,236,000
                                                                          =============       =============




     For the calculations in the preceding table, estimated future cash inflows from estimated future production of proved reserves were computed using average year-end oil and gas prices. The average oil price, primarily based on posted prices, was $23.50 and $23.73 per barrel at December 31, 2000 and 1999, respectively, and the average natural gas price, a combination of spot gas prices and contract prices, was $0.62 and $0.62 per thousand cubic feet at December 31, 2000 and 1999, respectively.

                               GEO PETROLEUM, INC.

                          NOTES TO FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2000 AND 1999 AND
         FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------




14.  OIL AND GAS OPERATIONS (UNAUDITED), CONTINUED
     ----------------------------------------------

     Changes in Standardized Measure of Discounted Future Net Cash Flows

     The changes in standardized measure for discounted future net cash flows relating to proved reserves for each of the two years ended December 31, 2000 and 1999 is set forth below:



                                                                                        For the Years Ended December 31,
                                                                                        --------------------------------
                                                                                          2000                  1999
                                                                                        --------               -------

           Sales of oil and gas produced, net of production costs                           -                    -
           Net changes in sales prices and production costs related to
              future production                                                    $ (235,886,000)         $ 244,619,000
           Changes in estimated future development costs                                    -                    -
           Development costs incurred during the period, which were
              previously estimated                                                          -                    -
           Revisions of previous quantity estimates                                       980,000                -
           Sale of reserves in place                                                        -                    -
           Accretion of discount                                                       62,023,000            (65,535,000)
           Net change in income taxes                                                  93,962,000            (97,848,000)
           Other, principally changes in timing of estimated production                     -                    -
                                                                                    --------------         --------------


           Net (decrease) increase                                                    (78,921,000)            81,236,000
           Beginning of year                                                           81,236,000                -
                                                                                    --------------          -------------
           End of year                                                               $  2,315,000           $  81,236,000
                                                                                    ==============         ==============



15. SUBSEQUENT EVENTS
    -----------------

     In 2001, the Company sold 225,000 shares of its common stock at $.50 per share and received net proceeds of $112,500.

                               GEO PETROLEUM, INC.

                          NOTES TO FINANCIAL STATEMENTS

                      AS OF DECEMBER 31, 2000 AND 1999 AND
         FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------




16.  UNAUDITED QUARTERLY FINANCIAL DATA
     ----------------------------------

     The reconciliations of the interim results of operations for 2000, which were impacted by the effect of year-end adjustments, are as follows:





                                               Quarter Ended                       Quarter Ended
                                               March 31, 2000                       June 30, 2000
                                       ---------------------------------    -----------------------------
                                         As Reported In        As          As Reported in       As
                                          Form 10Q-SB        Adjusted         Form 10Q-SB      Adjusted
                                       ----------------   --------------    --------------   ------------


           Revenues                    $        11,695    $       14,889    $        258    $         258
                                       ================   ==============   =============    =============

           Costs and expenses (1)      $       187,917    $      154,039   $    177,948     $     103,992
                                       ================   ==============   =============    =============

           Net income (loss)           $      (176,222)   $    (139,150)   $   (177,690)    $   (103,734)
                                       ================   ==============   =============    =============

           Net loss per common
            share, basic and
            diluted                    $         (0.01)   $      (0.01)    $      (0.01)    $      (0.01)
                                       ================   =============    =============    =============



           Weighted average
           shares outstanding               15,483,795      15,483,795        16,561,414      16,561,414
                                       ================   ==============    =============    ============


                                                Quarter Ended                 Quarter Ended
                                             September 30, 2000             December 31, 2000
                                       ---------------------------------   ---------------------
                                         As Reported In         As
                                           Form 10Q-SB        Adjusted           Actual
                                       ----------------   --------------    ----------------
           Revenues                    $         13,405    $     13,405     $      64,113
                                       =================  ==============   ================
           Costs and expenses1         $        262,764    $    294,821     $     283,070
                                       =================  ==============   ================
           Net income (loss)           $       (249,359)   $   (281,416)    $    (218,957)
                                       =================  ==============   ================
           Net loss per common
            share, basic and
             diluted                   $          (0.01)   $      (0.02)    $       (0.01)
                                       =================  ==============   ================
           Weighted average
            shares outstanding                17,401,314     17,401,314         18,011,806
                                       =================  ==============   ================




     (1) Costs and expenses incurred that were allowable under the Plan of Reorganization as offsets of unsecured creditor claims.